 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 8, 1996

                                                REGISTRATION NO. 333-15593
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            SCOPUS TECHNOLOGY, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
        CALIFORNIA                   7372                    94-3134998
      (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
      JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)
     INCORPORATION OR
       ORGANIZATION)
                               ----------------
                          1900 POWELL ST., SUITE 700
                             EMERYVILLE, CA 94608
                                (510) 428-0500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                              MICHELE L. AXELSON
                            CHIEF FINANCIAL OFFICER
                            SCOPUS TECHNOLOGY, INC.
                          1900 POWELL ST., SUITE 700
                             EMERYVILLE, CA 94608
                                (510) 597-5800
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ----------------

                                  COPIES TO:
        HOWARD S. ZEPRUN, ESQ.               PETER E. WILLIAMS III, ESQ.
      J. ROBERT SUFFOLETTA, ESQ.                 CORI M. ALLEN, ESQ.
   WILSON SONSINI GOODRICH & ROSATI            MORRISON & FOERSTER LLP
       PROFESSIONAL CORPORATION                  755 PAGE MILL ROAD
          650 PAGE MILL ROAD                     PALO ALTO, CA 94304
       PALO ALTO, CA 94304-1050                    (415) 813-5600
            (415) 493-9300
                               ----------------
               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective. If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1993, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [_]________
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]________
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued November 8, 1996

                               2,000,000 Shares

                         [LOGO OF SCOPUS TECHNOLOGY]

                                  COMMON STOCK
                                   -----------

OF THE  2,000,000 SHARES OF COMMON  STOCK OFFERED HEREBY, 1,150,000  SHARES ARE
 BEING SOLD BY THE COMPANY AND 850,000 SHARES ARE BEING SOLD BY THE SELLING SHAREHOLDERS. THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE
  OF  SHARES  BY  THE  SELLING   SHAREHOLDERS.  SEE  "PRINCIPAL  AND  SELLING
  SHAREHOLDERS." THE COMPANY'S COMMON  STOCK IS LISTED ON THE NASDAQ NATIONAL
   MARKET UNDER THE SYMBOL "SCOP." ON  NOVEMBER 7, 1996, THE LAST SALE PRICE
   OF  THE COMMON STOCK, AS REPORTED ON THE NASDAQ NATIONAL  MARKET, WAS $37
    1/4 PER SHARE. SEE "PRICE RANGE OF COMMON STOCK."

                                  -----------

        THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                          COMMENCING ON PAGE 5 HEREOF.

                                  -----------

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                              IS A CRIMINAL OFFENSE.

                                  -----------

                               PRICE $   A SHARE

                                  -----------

                                        UNDERWRITING                PROCEEDS TO
                             PRICE TO   DISCOUNTS AND  PROCEEDS TO    SELLING
                              PUBLIC    COMMISSIONS(1)  COMPANY(2)  SHAREHOLDERS
                           ------------ -------------  ------------ ------------
Per Share.................   $                $            $           $
Total (3)................. $             $             $            $

- -----

  (1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."

  (2) Before deducting expenses payable by the Company estimated at $400,000.

  (3) Certain Selling Shareholders have granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 300,000 additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and
      proceeds to Selling Shareholders will be $     , $      and $     ,
      respectively. See "Underwriters."

                                  -----------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Morrison & Foerster LLP, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about       , 1996 at the offices of
Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.

                                  -----------

MORGAN STANLEY & CO.
    Incorporated

          MONTGOMERY SECURITIES

                               DONALDSON, LUFKIN & JENRETTE
                                  Securities Corporation

                                                            UBS SECURITIES

      , 1996

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
The Company...............................................................    4
Risk Factors..............................................................    5
Use of Proceeds...........................................................   12
Dividend Policy...........................................................   12
Price Range of Common Stock...............................................   12
Capitalization............................................................   13
Selected Consolidated Financial Data......................................   14
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   15
Business..................................................................   23
Management................................................................   36
Certain Transactions......................................................   42
Principal and Selling Shareholders........................................   43
Description of Capital Stock..............................................   45
Shares Eligible for Future Sale...........................................   46
Underwriters..............................................................   47
Legal Matters.............................................................   48
Experts...................................................................   48
Additional Information....................................................   49
Available Information.....................................................   49
Index to Consolidated Financial Statements................................  F-1

                               ----------------

  This Prospectus contains certain registered and unregistered trademarks of Scopus and of other entities.

  Certain of the statements contained in this Prospectus are forward-looking statements. The Company's actual results could differ materially from those in some forward-looking statements. See "Risk Factors."

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               ----------------

  IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITERS."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  Scopus is a leading provider of client/server software solutions for the customer information management market. The Company's applications, Scopus SupportTEAM, Scopus ServiceTEAM, Scopus QualityTEAM, Scopus SalesTEAM and Scopus Voyager automate external customer support, the product design change process, sales and marketing activities and internal help desk support. Scopus applications are designed to enable organizations to build a knowledgebase of customer information that can be accessed and used by individuals throughout the enterprise to improve the effectiveness and efficiency of customer support in order to increase customer satisfaction. The Company's products are based on a modular, open architecture and support a variety of client computing platforms, industry standard relational databases and server operating systems and operate over local area networks, intranets and the internet. Scopus products offer customers a unique combination of built-in functionality, customizability, adaptability and scalability. The Company also offers consulting, training and maintenance services to facilitate the installation and use of the Company's products.

  The Company sells its software and services through a direct sales force in North America and Europe and has relationships with independent distributors in Europe and Asia Pacific. The Company has licensed its products to over 250 customers, including Autodesk, Bell South, Boeing, Intuit, LA Cellular, Netscape Communications, Octel, Olivetti, Sequent Computers, Stream International, Sun Microsystems, U.S. Robotics, VISA International and WorldCom.

                                  THE OFFERING

Common Stock offered..............  2,000,000 shares, including
                                    1,150,000 shares by the Company and
                                      850,000 shares by the Selling Shareholders
Common Stock to be outstanding
 after the offering............... 13,076,521 shares (1)
Use of proceeds................... For general corporate purposes, including working capital. See "Use of Proceeds."
Nasdaq National Market symbol..... SCOP

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 SIX MONTHS
                                                                    ENDED
                              FISCAL YEAR ENDED MARCH 31,       SEPTEMBER 30,
                          ------------------------------------ ---------------
                          1992   1993   1994    1995    1996    1995    1996
                          ----- ------ ------- ------- ------- ------- -------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Total revenues..........  $ 782 $2,704 $ 6,535 $15,250 $28,596 $12,049 $23,804
Gross margin............    453  1,770   5,676  11,309  20,807   7,395  18,787
Income from operations..     42    314     676   1,486   2,691     309   3,174
Net income..............     42    201     567     973   1,990     227   2,349
Net income per share(2).  $0.01 $ 0.03 $  0.07 $  0.10 $  0.18 $  0.02 $  0.18
Number of shares used to
 compute net income per
 share (2)..............  6,612  7,352   8,476   9,683  10,965  10,786  12,757

                                                             SEPTEMBER 30, 1996
                                                             -------------------
                                                                         AS
                                                             ACTUAL  ADJUSTED(3)
                                                             ------- -----------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments...................... $28,112   $68,193
Working capital.............................................  30,547    70,628
Total assets................................................  48,342    88,423
Shareholders' equity........................................  37,460    77,541

- -------

(1) Based on shares outstanding as of September 30, 1996. Does not include an aggregate of (i) 1,322,606 shares issuable at a weighted average exercise price of $7.15 per share upon the exercise of options outstanding as of such date under the Company's 1991 Stock Option Plan (the "Option Plan"), of which options to purchase 308,307 shares were exercisable at September 30, 1996, (ii) 41,250 shares issuable at a weighted average exercise price of $11.74 per share upon the exercise of options outstanding as of such date under the Company's Director Option Plan (the "Director Plan") and
    (iii) 30,000 shares of Common Stock issuable pursuant to additional outstanding options at an exercise price of $17.625 per share. See Note 10 of Notes to Consolidated Financial Statements.
(2) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the number of shares used to compute net income per share.

(3) Reflects the sale of 1,150,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $37 1/4 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company.

                                  THE COMPANY

  Scopus is a leading provider of client/server software solutions for the customer information management market. The Company's applications, Scopus SupportTEAM, Scopus ServiceTEAM, Scopus QualityTEAM, Scopus SalesTEAM and Scopus Voyager, automate external customer support, the product design change process, sales and marketing activities and internal help desk support. Scopus applications are designed to enable organizations to build a knowledgebase of customer information that can be accessed and used by individuals throughout the enterprise to improve the effectiveness and efficiency of customer support in order to increase customer satisfaction. As the knowledgebase grows, organizations can use the resulting reservoir of customer information to develop better products, market products more effectively and provide more efficient and effective customer support.

  Businesses and other organizations are increasingly focusing on customer service and satisfaction as a means of gaining a competitive advantage. Realizing that improving customer service and satisfaction can be as important in attracting and retaining customers as product design, quality and price, many organizations are reorienting their businesses to be more customer-centric and more responsive to customer needs. In pursuit of improved customer support and satisfaction, many organizations are increasingly distributing responsibility for sales and customer service broadly throughout their organizations. In addition, many of these organizations are extending responsibility for sales and customer service to their "extended enterprises" of distributors, value-added resellers and other outsourcing partners. These trends, coupled with the proliferation of client/server computing, have fueled the demand for software applications that automate customer information management throughout the extended enterprise.

  As a result of intense competition driven by factors such as deregulation and technological advances, companies are becoming increasingly focused on providing high levels of customer service to attract new customers while retaining existing customers. In particular, high-volume call centers have emerged as a strategic component of customer service in certain industries. Scopus believes that its products offer a cost-effective solution for high-volume call centers. The Company is currently targeting the call center market and intends to continue to expend significant sales and marketing efforts in this market.

  The Company's integrated suite of client/server applications offers organizations a unique combination of built-in functionality, customizability, adaptability and scalability. In addition to providing a pre-packaged solution, the Company's technology allows organizations to slightly tailor or extensively customize Scopus applications without time consuming and costly source code programming changes. Scopus products are designed with a modular, open architecture which enables the applications to be integrated with one another and with third party products, including equipment for computer/telephony integration. The products also support a variety of client computing platforms, industry standard relational databases and server operating system, and operate over local area networks, intranets and the internet. The Company also offers consulting, training and post-contract ("maintenance") support services to facilitate the installation and use of the Company's products.

  The Company sells its software and services through a direct sales force in North America and Europe and has relationships with independent distributors in Europe and Asia Pacific. The Company is continuing to develop relationships with systems integrators, third party distributors and hardware and software vendors both domestically and internationally. The Company has licensed its products to over 250 customers, including Autodesk, Bell South, Boeing, Intuit, LA Cellular, Netscape Communications, Octel, Olivetti, Sequent Computers, Stream International, Sun Microsystems, U.S. Robotics, VISA International and WorldCom.

  The Company was incorporated in March 1991. The Company's principal executive office is located at 1900 Powell Street, Suite 700, Emeryville, California 94608 and its telephone number is (510) 597-5800. Except as otherwise noted herein, all references to "Scopus" or the "Company" refer to Scopus Technology, Inc., a California corporation, and its subsidiaries.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exhhange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information set forth in this Prospectus.

  Variability of Operating Results; Uncertainty of Future Operating Results. The Company was incorporated in March 1991 and introduced its first product in February 1992. Although the Company has been profitable each fiscal year since inception, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis in the future. In addition, the Company's revenues and operating results have varied substantially in the past and are likely to vary substantially in the future due to a variety of factors, including (i) the timing and size of the Company's individual license transactions, and, in particular, the fact that the Company's revenues in any quarter can be largely dependent on a limited number of large licenses, (ii) the fact that a significant portion of the Company's revenues in any given quarter are recognized in the last month, weeks or even days of the quarter,
(iii) the relatively long sales cycle for the Company's software products, which is typically six to nine months, (iv) the relative proportion of total revenues derived from license revenues and services and maintenance revenues,
(v) the timing of the introduction of new products or product enhancements by the Company and its competitors, (vi) the extent of customization required by any individual license transaction, which can result in deferral of significant revenues until completion or acceptance of certain customized portions of the software, (vii) changes in customer budgets, (viii) seasonality of technology purchases by customers and general economic conditions, (ix) the mix of revenues among various distribution channels and between domestic and international customers, (x) the relative proportion of implementation services performed by the Company for which the Company engages independent contractors, which are typically more costly than internal personnel and (xi) the relative proportion of license revenues derived from third party products distributed by the Company in conjunction with its products. Therefore, the Company believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. During the quarter ended September 30, 1996, the Company experienced a license revenue growth rate of 36% compared to the immediately preceding quarter. The Company does not anticipate sustaining such sequential quarterly growth rates in the future.

  Estimating future revenues is difficult because the Company ships its products soon after an order is received and as such does not have a significant backlog. Thus, quarterly license revenues are heavily dependent upon orders received and shipped within the same quarter. Moreover, the Company has generally recorded 50% to 70% of its total quarterly revenues in the third month of the quarter, with a concentration of these revenues in the last half of that third month. This concentration of revenues is influenced by customer tendencies to make significant capital expenditures at the end of a fiscal quarter. The Company expects these revenue patterns to continue for the foreseeable future. In addition, quarterly license revenues are dependent on the timing of revenue recognition, which can be affected by many factors, including the timing of customer installations, completion of customization activity and the fulfillment of acceptance criteria. The Company has from time to time experienced delays in recognizing revenues with respect to certain orders. Despite the uncertainties in its revenue patterns the Company's operating expenses are based upon anticipated revenue levels and such expenses are incurred on an approximately ratable basis throughout the quarter. As a result, if expected revenues are deferred or otherwise not realized in a quarter for any reason, the Company's business, operating results and financial condition would be materially adversely affected.

  The Company intends to continue to increase its research and development expenditures in order to pursue its strategy of developing applications tailored to the requirements of specific additional vertical markets, and to continue to increase sales and marketing expenditures significantly as the Company expands its domestic and international sales and marketing staff and develops indirect sales and distribution channels. In addition, general and administrative expenses have increased each quarter since the quarter ended September 30, 1995 as the Company began to invest in the infrastructure needed to support its growing operations. Accordingly, to the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

  Due to all of the foregoing factors, it is likely that in some future quarter the Company's total revenues or operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would likely decline, perhaps substantially. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Intense Competition. The customer information management software market is relatively new, intensely competitive, highly fragmented, subject to rapid change, and highly sensitive to new product introductions and marketing efforts by industry participants. The Company competes with a variety of other companies depending on the target market for their products. These competitors include (i) a select number of companies, such as Clarify Inc. and The Vantive Corporation, targeting the enterprise-wide customer information market; (ii) a substantial number of small private companies and certain public companies, such as Remedy Corporation, Siebel Systems, Inc., Aurum Software, Inc. and Software Artistry, Inc., which offer products targeted at one or more specific markets, including the customer support market, the help desk market, the quality assurance market and the sales and marketing automation market; (iii) professional services organizations, such as Andersen Consulting, that design and develop custom systems; (iv) large information technology providers such as International Business Machines Corporation ("IBM") and Computer Associates International, Inc.; and (v) the internal information technology departments of potential customers, which develop proprietary customer information management applications. Among the Company's potential competitors are also a number of large hardware and software companies that may develop or acquire products that compete with the Company's products. In this regard, SAP AG and Oracle Corporation have each introduced a customer support module as part of their application suites. The Company believes that many existing competitors and new market entrants will attempt to develop fully integrated customer information management systems that will compete with the Company's products. See "Business--Competition."

  Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any one of which could materially adversely affect the Company's business, results of operations or financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition.

  Dependence on Implementation Relationships. The Company historically relied on internal resources and subcontracted consultants on an as-needed basis to provide consulting and implementation services for the Company's products. In recent periods, the Company has sought to increase the use of third party consultants and system integrators to provide implementation, customization and consulting services directly to the Company's customers. The Company's increasing reliance on such third party consultants and systems integrators poses several risks that could have a material adverse effect on the Company's business, operating results or financial condition. For example, there can be no assurance that these third party providers, who will have direct obligations to the Company's customers, will be able to provide a level of quality of service required to meet the needs of such customers. If the Company is unable to develop further and to maintain effective, long-term relationships with these third parties, or if these third parties fail to meet the needs of the Company's customers in a timely fashion, the Company's business, operating results and financial condition will be materially and adversely affected. Further, there can be no assurance that these third party providers, many of whom have significantly greater financial, technical, personnel and marketing resources than the Company, will not market software products that compete with the Company's products, or will not otherwise reduce or discontinue their relationship with or support of the Company and its products. Finally, many of these current and potential third party providers have existing relationships or may undertake relationships with the Company's direct competitors. The inability to recruit, or the loss of, important third party systems integrators or professional consulting firms would have a material adverse effect on the Company's business, operating results and financial condition.

  Rapid Technological Change; Dependence on Product Development. The market for the Company's products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company is currently investing significant resources in product development and expects to continue to do so in the future. The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that these products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new and enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Research and Development."

  Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" which can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products. Moreover, despite extensive testing, the Company has from time to time discovered defects only after its products have been used by many customers. There can be no assurance that software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could materially adversely affect the Company's business, operating results and financial condition.

  Expansion of Distribution Channels. The Company has historically sold its products through its direct sales force and a limited number of distributors. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel and establishing relationships with distributors, resellers and systems integrators. The Company is currently investing, and plans to continue to invest, significant resources to expand its domestic and international direct sales force and develop distribution relationships with certain third party distributors, resellers and systems integrators. The Company's existing distribution relationships are generally non-exclusive and can be terminated by either party without cause. The Company's distributors also sell or can potentially sell products offered by the Company's competitors. There can be no assurance that the Company will be able to retain or attract a sufficient number of its existing or future third party distribution partners or that such partners will recommend, or continue to recommend, the Company's products. The inability to establish or maintain successful relationships with distributors, resellers or systems integrators could have a material adverse effect on the Company's business, operating results or financial condition. In addition, there can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels. Any failure by the Company to expand its direct sales force or other distribution channels would materially adversely affect the Company's business, operating results and financial condition. See "Business--Strategy" and "--Sales and Marketing."

  Expansion of International Operations; Foreign Currency Fluctuations. An important element of the Company's strategy is to expand its international operations. In this regard, although the Company has established subsidiaries in the United Kingdom, Canada and France and is currently investing significant resources in its international operations, including the development of certain third party distributor relationships and the hiring of additional sales representatives, international sales to date have been limited and there can be no assurance that the Company will be successful in expanding its international operations. In the event the Company is able to increase international revenues increase as a percentage of total revenues, the Company's business, operating results or financial condition could be materially adversely affected by risks inherent in conducting business internationally, such as changes in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reductions in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls or other restrictions on foreign currencies and trade barriers imposed by foreign nationalities. In this regard, to the extent the Company's international operations expand, the Company expects that an increasing portion of its international license revenues will be denominated in foreign currencies. In addition, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to successfully expand its international operations in a timely manner could materially adversely affect the Company's business, operating results or financial condition.

  Management of Growth. The Company's business has grown rapidly, with total revenues increasing from $15.3 million in fiscal 1995 to $28.6 million in fiscal 1996 and $23.8 million in the first six months of fiscal 1997. The growth of the Company's business and expansion of its customer base has placed and is expected to continue to place a significant strain on the Company's management and operations. The Company's future operating results will depend on its ability to continue to broaden the Company's senior management group. In this regard, certain key members of the Company's management, including its Chief Financial Officer and Vice President, Europe have recently joined the Company. From time to time, engineers and other employees have left the Company for various reasons, and the Company's future success will depend on its ability to attract, hire and retain skilled employees and to hire replacements for employees that leave the Company. The Company's expansion has also resulted in substantial growth in the number of its employees and the burden placed upon its operating and financial systems, resulting in increased responsibility for both existing and new management personnel. In addition, the Company's ability to effectively manage and support its growth will be substantially dependent on its ability to continue to build upon its financial and management controls, reporting systems and procedures on a timely basis and to expand and maintain highly trained internal and third party resources to provide product customization, implementation, training and other support services. The Company also expects to increase its customer support operations to the extent the installed base of the Company's products continues to grow. Accordingly, the Company's future operating results will depend on the ability of its management and other key employees to continue to implement and improve its systems for operations, financial control and information management, to recruit, train and manage its employee base, in particular, its direct sales force and customer support organization, and to work effectively with third party consulting and implementation service providers. There can be no assurance that the Company will be able to manage or continue to manage its recent or any future growth successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. There also can be no assurance that the Company will be able to sustain the rates of revenue growth that it has experienced in the past. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management--Executive Officers and Directors."

  Developing Markets; Product Concentration. The Company's future financial performance will depend in large part on the growth in demand for individual customer information management applications as well as the number of organizations adopting comprehensive customer information systems for their client/server computing environments. The markets for these applications are relatively new and developing. If the demand for customer information management applications develops more slowly than the Company currently anticipates, it would have a material adverse effect on the demand for the Company's applications and on its business, operating results and financial condition. The Company currently markets five application products, together with related application service modules and a customization tool which are licensed for use in conjunction with the Company's applications. Although the Company's application service modules and customization tool are offered separately from the Company's applications, the Company believes it is unlikely that any significant revenues could be derived from such modules and such tool unless the customer is using at least one of the Company's applications. Accordingly, in the event the Company's applications are not accepted by the marketplace, the Company's business, operating results and financial condition would be materially adversely affected.

  Intellectual Property Rights. The Company's success is dependent on its ability to protect its proprietary technology. The Company licenses its products in object code form only, although it has source code escrow arrangements with certain customers. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, which could materially adversely affect the Company's business, operating results or financial condition.

  Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that infringe the Company's proprietary rights, or that are similar or superior to those developed by the Company. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

  As is common in the software industry, the Company from time to time receives notices from third parties claiming infringement by the Company's products of third party proprietary rights. While the Company is not currently subject to any such claim, the Company expects its software products will increasingly be subject to such claims as the number of products and competitors in the Company's industry segments grows and the functionality of products overlaps. Any such claim, with or without merit, could result in signifiant litigation costs and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, operating results or financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable by the Company or at all.

  The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in product shipments would materially adversely affect the Company's business, operating results and financial condition.

  Dependence on Key Personnel. The Company's success depends to a significant extent upon a limited number of members of senior management and other key employees, including Ori Sasson, the Company's Chairman, President and Chief Executive Officer. The Company does not maintain key man life insurance on any such persons. The loss of the service of one or more key managers or other employees could have a material adverse effect upon the Company's business, operating results or financial condition. In addition, the Company believes that its future success will depend in large part upon its ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software industry is intense. There can be no assurance the Company will be successful in attracting and retaining such personnel, and, the failure to do so, could have a material adverse effect on the Company's business, operating results or financial condition.

  Product Liability. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company and the incorporation of products from other companies may entail the risk of product liability claims. The Company's license agreements with its customers typically contain provisions intended to limit the Company's exposure to such claims, but such provisions may not be effective in limiting the Company's exposure. A successful product liability action brought against the Company could have a material adverse effect upon the Company's business, operating results or financial condition.

  Volatility of Share Price. The market price for the Company's Common Stock has been and is expected to continue to be significantly affected by factors such as the announcement of new products or product enhancements by the Company or its competitors, technological innovation by the Company or its competitors, quarterly variations in the Company's results of operations or the results of operations of the Company's competitors, changes in earnings estimates or recommendations by securities analysts and general market conditions. In particular, the stock prices for many companies in the technology and emerging growth sector have experienced wide fluctuations which have often been unrelated to the operating performance of such companies. Such fluctuations may adversely affect the market price of the Company's Common Stock.

  Control by Officers, Directors and Affiliated Entities. Upon completion of this offering, the Company's executive officers and directors and venture capital funds affiliated with such directors will beneficially own in the aggregate approximately 29.8% of the issued and outstanding shares of Common Stock. Accordingly, such shareholders will have significant influence over the outcome of all matters (including the election of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) submitted to the shareholders for approval. This ownership interest in the Company may also have the effect of making certain transactions more difficult or impossible, absent the support of such shareholders. Such transactions could include proxy contests, mergers involving the Company, tender offers and open market purchase programs involving Common Stock that could give shareholders of the Company the opportunity to realize a premium over the then prevailing market price for their shares of Common Stock. See "Principal and Selling Shareholders" and "Description of Capital Stock."

  Effect of Antitakeover Provisions. The Company's Board of Directors has the authority to issue up to 2,500,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of such shares without any further vote or action by the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, such Preferred Stock may have other rights, including economic rights senior to the Common Stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the Common Stock. See "Description of Capital Stock."

  Discretionary Use of Proceeds of Offering. The Company has no current specific plans for use of the net proceeds of this offering. As a consequence, the Company's management will have the ability to allocate the net proceeds of the offering in its discretion. There can be no assurance that the proceeds will be utilized in a manner that the shareholders deem optimal or that the proceeds can or will be invested to yield a significant return upon the completion of the offering. Upon completion of the offering, the Company will have more than $68.2 million of cash, cash equivalents and investments (assuming a public offering price of $37 1/4 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company), substantially all of which will be invested in short-term, interest bearing, investment grade obligations for an indefinite period of time. See "Use of Proceeds."

  Shares Eligible for Future Sale. Sales of substantial numbers of shares of Common Stock into the public market after this offering could adversely affect the prevailing market price of the Common Stock. In addition to the 2,000,000 shares of Common Stock offered hereby and shares currently traded or available for sale in the open market, an aggregate of approximately 4,830,000 shares of Common Stock currently outstanding and an aggregate of approximately 130,000 shares issuable upon the exercise of options will become eligible for sale 90 days after the date of this Prospectus upon expiration of certain lock-up agreements with the Company or the Underwriters, subject in certain cases to certain volume and other resale restrictions under Rule 144. See "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 1,150,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $40.1 million, assuming a public offering price of $37 1/4 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The principal purpose of this offering is to obtain additional capital to fund the growth of the Company. The proceeds of the offering are expected to be used for working capital and other general corporate purposes, including expansion of the Company's domestic and international sales, marketing and customer support organizations, expected increases in research and development expenses to fund the development of new products and product enhancements, and costs associated with anticipated expansion and subsequent relocation of its facilities. However, management of the Company has not allocated any specific portion of the net proceeds to such general corporate purposes and management will have the ability to allocate such proceeds in its discretion. See "Risk Factors-- Discretionary Use of Proceeds of Offering." A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, the Company has no present plans, agreements or commitments and is not currently engaged in any negotiations with respect to any such transactions. Pending use of the net proceeds, the Company intends to invest such funds in short-term, interest-bearing, investment grade obligations. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock, and does not expect to pay cash dividends in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

  The Company's Common Stock has traded publicly on the Nasdaq National Market under the symbol "SCOP" since November 16, 1995. The Company's initial public offering price was $12.00 per share. The following table lists the high and low sales prices for the Company's Common Stock for the periods indicated as reported by the Nasdaq National Market:

                                                                  HIGH    LOW
                                                                 ------- ------
Fiscal Year Ending March 31, 1997:
  Third Quarter (through November 7, 1996)...................... $42 1/4 $29
  Second Quarter ...............................................  32 1/2  13 3/4
  First Quarter ................................................  24      11 1/2
Fiscal Year Ending March 31, 1996:
  Fourth Quarter ...............................................  25 1/4  13 7/8
  Third Quarter (beginning November 16, 1995)...................  28 3/4  16 3/4

  On November 7, 1996, the last reported sales price of the Company's Common Stock on the Nasdaq National Market was $37 1/4 per share. As of such date, there were approximately 2,000 beneficial holders of the Company's Common Stock.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the sale by the Company of 1,150,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $37 1/4 per share (after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company):

                                                           SEPTEMBER 30, 1996
                                                           --------------------
                                                           ACTUAL   AS ADJUSTED
                                                           -------  -----------
                                                             (IN THOUSANDS,
                                                           EXCEPT SHARE DATA)
Shareholders' equity:
  Preferred stock, $0.01 par value; 2,500,000 shares
   authorized; none issued and outstanding................ $    --    $    --
  Common stock, $0.001 par value; 50,000,000 shares
   authorized; 11,926,521 shares issued and outstanding,
   actual; 13,076,521 shares issued and outstanding, as
   adjusted(1)............................................      12         13
  Additional paid-in capital..............................  31,509     71,589
  Deferred compensation...................................    (179)      (179)
  Cumulative translation adjustment.......................      (5)        (5)
  Retained earnings.......................................   6,123      6,123
                                                           -------    -------
    Total shareholders' equity ..........................   37,460     77,541
                                                           -------    -------
      Total capitalization................................ $37,460    $77,541
                                                           =======    =======

- --------

(1) As of September 30, 1996, excludes (i) 1,322,606 shares of Common Stock issuable upon the exercise of options outstanding under the Option Plan, of which options to purchase 308,307 shares were exercisable at September 30, 1996, (ii) 41,250 shares of Common Stock issuable upon the exercise of options outstanding under the Director Plan and (iii) 30,000 shares of Common Stock issuable on exercise of additional outstanding options. As of September 30, 1996, 1,033,070 shares were available for future issuance under the Option Plan, 33,750 shares were available for future issuance under the Director Plan and 157,920 shares of Common Stock were reserved for future issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). See Note 10 of Notes to Consolidated Financial Statements.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data of the Company set forth below should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein. The consolidated statement of operations data for the years ended March 31, 1994, 1995 and 1996 and the consolidated balance sheet data at March 31, 1995 and 1996 are derived from the audited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended March 31, 1992 and 1993 and the consolidated balance sheet data at March 31, 1992, 1993 and 1994 are derived from audited consolidated financial statements not included in this Prospectus. The consolidated statement of operations data for the six months ended September 30, 1995 and 1996 and the consolidated balance sheet data at September 30, 1996 are derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The unaudited consolidated financial statements have been prepared by the Company on a basis consistent with the Company's audited consolidated financial statements and in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information. The results of operations for the six months ended September 30, 1996 are not necessarily indicative of results that may be expected for the full fiscal year or any future period.

                                                                  SIX MONTHS
                                                                     ENDED
                                   YEAR ENDED MARCH 31,          SEPTEMBER 30,
                            ----------------------------------- ---------------
                            1992   1993   1994   1995    1996    1995    1996
                            ----- ------ ------ ------- ------- ------- -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
 OPERATIONS DATA:
Revenues:
  Licenses................  $ 369 $2,002 $5,011 $11,097 $19,753 $ 7,704 $17,424
  Services and
   maintenance............    413    702  1,524   4,153   8,843   4,345   6,380
                            ----- ------ ------ ------- ------- ------- -------
   Total revenues.........    782  2,704  6,535  15,250  28,596  12,049  23,804
                            ----- ------ ------ ------- ------- ------- -------
Cost of revenues:
  Licenses................    266    723    305     601     874     626     839
  Services and
   maintenance............     63    211    554   3,340   6,915   4,028   4,178
                            ----- ------ ------ ------- ------- ------- -------
   Total cost of revenues.    329    934    859   3,941   7,789   4,654   5,017
                            ----- ------ ------ ------- ------- ------- -------
Gross margin..............    453  1,770  5,676  11,309  20,807   7,395  18,787
                            ----- ------ ------ ------- ------- ------- -------
Operating expenses:
  Sales and marketing.....    126    524  2,754   5,937  10,565   4,051   9,703
  Research and
   development............    239    666  1,532   2,716   5,382   2,283   3,860
  General and
   administrative.........     46    266    714   1,170   2,169     752   2,050
                            ----- ------ ------ ------- ------- ------- -------
   Total operating
    expenses..............    411  1,456  5,000   9,823  18,116   7,086  15,613
                            ----- ------ ------ ------- ------- ------- -------
Income from operations....     42    314    676   1,486   2,691     309   3,174
Other income, net.........      1      7     22      59     468      51     576
                            ----- ------ ------ ------- ------- ------- -------
Income before provision
 for income taxes.........     43    321    698   1,545   3,159     360   3,750
Provision for income
 taxes....................      1    120    131     572   1,169     133   1,401
                            ----- ------ ------ ------- ------- ------- -------
Net income................  $  42 $  201 $  567 $   973 $ 1,990 $   227 $ 2,349
                            ===== ====== ====== ======= ======= ======= =======
Net income per share (1)..  $0.01 $ 0.03 $ 0.07 $  0.10 $  0.18 $  0.02 $  0.18
                            ===== ====== ====== ======= ======= ======= =======
Shares used in per share
 computation (1)..........  6,612  7,352  8,476   9,683  10,965  10,786  12,757
                            ===== ====== ====== ======= ======= ======= =======

                                        MARCH 31,
                            ---------------------------------- SEPTEMBER 30,
                            1992  1993   1994   1995    1996       1996
                            ---- ------ ------ ------- ------- -------------
                                               (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET
 DATA:
Cash, cash equivalents and
 investments..............  $147 $1,085 $  901 $ 3,553 $29,254    $28,112
Working capital...........   228  1,143  1,755   5,671  29,891     30,547
Total assets..............   308  2,385  5,504  11,424  41,581     48,342
Mandatorily redeemable
 preferred stock..........    --  1,000  1,400   1,400      --         --
Total shareholders'
 equity...................   248    449  1,126   5,900  33,455     37,460

- --------
(1) See Note 2 of Notes to Consolidated Financial Statements for an explanation of the number of shares used to compute net income per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risks and uncertainties. The statements contained in this Prospectus that are not purely historical are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exhhange Act of 1934, including without limitation statements regarding the Company's expectations, beliefs, intentions or strategies regarding the future. All forward looking statements included in this document are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below, under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

  The Company was founded in March 1991 to develop, market and support client/server software applications and tools for the customer information management market. The Company has been profitable in each fiscal year since its inception. The Company's business has grown rapidly with total revenues increasing from $15.3 million in fiscal 1995 to $28.6 million in fiscal 1996 and from $12.0 million for the first six months of fiscal 1996 to $23.8 million for the first six months of fiscal 1997. The Company's revenues consist of license revenues and services and maintenance revenues. License revenues are comprised of fees for the license of the Company's products, and services and maintenance revenues are comprised of fees for consulting, training and post-contract support ("maintenance").

  In recent periods, the Company has sought to increase the use of third party consultants and system integrators to provide implementation, customization and consulting services directly to the Company's customers. The Company's increasing reliance on such third party consultants and systems integrators poses several risks that could have a material adverse effect on the Company's business, operating results and financial condition. For example, there can be no assurance that these third party providers, who have direct obligations to the Company's customers, will be able to continue to provide a level of quality of service required to meet the needs of such customers. If the Company is unable to develop further and to maintain effective, long-term relationships with these third parties, or if these third parties fail to meet the needs of the Company's customers in a timely fashion, the Company's business, operating results and financial conditions will be materially and adversely affected.

  The Company's quarterly operating results have varied substantially in the past and are likely to vary substantially from quarter to quarter in the future due to a variety of factors. Estimating future revenues is difficult because the Company ships its products soon after an order is received and as such does not have a significant backlog. Thus, quarterly license revenues are heavily dependent upon orders received and shipped within the same quarter. Moreover, the Company has generally recorded 50% to 70% of its total quarterly revenues in the third month of the quarter, with a concentration of these revenues in the last half of that third month. This concentration of revenues is influenced by customer tendencies to make significant capital expenditures at the end of a fiscal quarter. The Company expects these revenue patterns to continue for the foreseeable future. In addition, quarterly license revenues are dependent on the timing of revenue recognition, which can be affected by many factors, including the timing of customer installations, completion of customization activity and the fulfillment of acceptance criteria. In this regard the Company has from time to time experienced delays in recognizing revenues with respect to certain orders. Despite the uncertainties in its revenue patterns, the Company's operating expenses are based upon anticipated revenue levels and such expenses are incurred on an approximately ratable basis throughout the quarter. As a result, if expected revenues are deferred or otherwise not realized in a quarter for any reason, the Company's business, operating results and financial condition would be materially adversely affected.

RESULTS OF OPERATIONS

  The following table sets forth for the periods indicated certain consolidated statement of operations data expressed as a percentage of total revenues:

                                                                   SIX MONTHS
                                                                      ENDED
                                              YEAR ENDED MARCH      SEPTEMBER
                                                     31,               30,
                                              -------------------  ------------
                                              1994   1995   1996   1995   1996
                                              -----  -----  -----  -----  -----
Revenues:
  Licenses...................................  76.7%  72.8%  69.1%  63.9%  73.2%
  Services and maintenance...................  23.3   27.2   30.9   36.1   26.8
                                              -----  -----  -----  -----  -----
    Total revenues........................... 100.0  100.0  100.0  100.0  100.0
                                              -----  -----  -----  -----  -----
Cost of revenues:
  Licenses...................................   4.6    3.9    3.0    5.2    3.5
  Services and maintenance...................   8.5   21.9   24.2   33.4   17.6
                                              -----  -----  -----  -----  -----
    Total cost of revenues...................  13.1   25.8   27.2   38.6   21.1
                                              -----  -----  -----  -----  -----
Gross margin.................................  86.9   74.2   72.8   61.4   78.9
                                              -----  -----  -----  -----  -----
Operating expenses:
  Sales and marketing........................  42.2   38.9   37.0   33.6   40.8
  Research and development...................  23.4   17.8   18.8   19.0   16.2
  General and administrative.................  10.9    7.7    7.6    6.2    8.6
                                              -----  -----  -----  -----  -----
    Total operating expenses.................  76.5   64.4   63.4   58.8   65.6
                                              -----  -----  -----  -----  -----
Income from operations.......................  10.4    9.8    9.4    2.6   13.3
Other income, net............................   0.3    0.4    1.6    0.4    2.4
                                              -----  -----  -----  -----  -----
Income before provision for income taxes.....  10.7   10.2   11.0    3.0   15.7
Provision for income taxes...................   2.0    3.8    4.0    1.1    5.9
                                              -----  -----  -----  -----  -----
Net income...................................   8.7%   6.4%   7.0%   1.9%   9.8%
                                              =====  =====  =====  =====  =====

YEARS ENDED MARCH 31, 1994, 1995 AND 1996

 Revenues

  The Company recognizes revenue in accordance with the provisions of Statement of Position 91-1 "Software Revenue Recognition." The Company generates revenue primarily from licensing the rights to use its software products to end users and to a lesser extent from sublicense fees from resellers. The Company also generates revenues from consulting, training and maintenance services performed for customers who license its products.

  Revenues from perpetual software license agreements are recognized as revenue upon receipt of an executed license agreement, (or an unconditional purchase order under an existing license agreement), and shipment of the software, if there are no significant post-delivery obligations and collection of the receivables is probable.

  Revenues from maintenance services are recognized ratably over the term of the maintenance periods which is typically one year. If maintenance services are included free of charge or discounted in a license agreement, such amounts are unbundled from the license fee at their fair market value based upon the value established by independent sales of such maintenance services to customers.

  Consulting and training revenues are generally recognized as the services are performed. Consulting services are typically performed under separate service agreements and are usually performed on a time and materials basis. Such services primarily consist of implementation services related to the installation of the Company's products and do not include significant customization to or development of the underlying software code.

  Total revenues increased 133% from $6.5 million in fiscal 1994 to $15.3 million in fiscal 1995 and increased 88% from $15.3 million in fiscal 1995 to $28.6 million in fiscal 1996.

  Licenses. License revenues increased from $5.0 million in fiscal 1994 to $11.1 million in fiscal 1995 and $19.8 million in fiscal 1996, representing 77%, 73% and 69% of total revenues in the respective periods. The increase in license revenues in each period was primarily attributable to increasing market awareness and acceptance of the Company's products, continuing enhancement and increasing breadth of the Company's product offerings, expansion of the Company's sales and marketing organization and increased sales to new industry segments.

  Services and Maintenance. Revenues from services and maintenance increased from $1.5 million in fiscal 1994 to $4.2 million in fiscal 1995 and $8.8 million in fiscal 1996, representing 23%, 27% and 31% of total revenues in the respective periods. The increases in services and maintenance revenues is primarily the result of an increase in demand for consulting and systems implementation services from customers purchasing the Company's products for large scale, enterprise-wide implementations, and an increase in maintenance revenues from a larger installed product base. In fiscal 1996, the Company began establishing relationships with third party consulting firms to allow those firms to work directly with the Company's customers. As a result, services and maintenance revenues comprised a lower percentage of total revenues in the second half of fiscal 1996 as compared to the first half of fiscal 1996.

 Cost of Revenues

  Licenses. Cost of licenses consists primarily of royalty payments to third party software vendors and costs of product media, duplication and packaging. Cost of licenses was $305,000 in fiscal 1994, $601,000 in fiscal 1995, and $874,000 in fiscal 1996, representing 6%, 5% and 4% of license revenues in the respective periods.

  Services and Maintenance. Cost of services and maintenance consists of costs for personnel to provide customer support, training and consulting services, as well as costs paid to third party consulting firms for those services. Cost of services and maintenance was $554,000 in fiscal 1994, $3.3 million in fiscal 1995 and $6.9 million in fiscal 1996, representing 36%, 80% and 78% of services and maintenance revenues in the respective periods. The substantial increase in cost of services and maintenance as a percentage of total revenues from fiscal 1994 to 1995 was primarily due to the use of third party software consulting organizations and employees to meet the substantial increase in demand for product consulting and large scale implementation services and, to a lesser extent, higher than expected costs associated with certain fixed fee consulting arrangements.

  While the cost of services and maintenance revenues as a percentage of services and maintenance revenues decreased only slightly from fiscal 1995 to 1996, the Company realized a significant reduction in these costs as a percentage of related service revenues between the first half and second half of fiscal 1996 as these costs decreased from 93% to 64% of such revenues, respectively. To make this improvement, the Company added new management, established relationships with third party consulting firms that allow those firms to work directly with the Company's customers, established new procedures for estimating the scope of consulting projects and shifted the pricing responsibility for that work to its consulting services organization.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $2.8 million in fiscal 1994 to $5.9 million in fiscal in 1995 and $10.6 million in fiscal 1996, representing 42%, 39% and 37% of total revenues in the respective periods. The increased dollar amounts of such spending are attributable to the Company's continued expansion of its direct sales force in the U.S. and Europe and increased marketing activities to support the Company's expanded product line. The Company is in the process of significantly increasing direct sales and marketing expenditures to address certain international and vertical markets. As a result, such expenses may increase as a percentage of total revenues in future periods.

  Research and Development. Research and development expenses increased from $1.5 million in fiscal 1994 to $2.7 million in fiscal 1995 and $5.4 million in fiscal 1996, representing 23%, 18% and 19% of total revenues in the respective periods. The increases in the dollar amounts of such spending were the result of increased staffing and associated support costs of software engineers and consultants in connection with expansion and enhancement of the Company's product line and its quality assurance and testing organization.

  Based on the Company's research and development process, costs incurred between the establishment of technological feasibility which has been defined as a working model and the time the related product is offered for sale have been insignificant and therefore have not been capitalized in accordance with Statement of Financial Accounting Standards No. 86. All research and development costs are expensed as incurred.

  General and Administrative. General and administrative expenses increased from $714,000 in fiscal 1994 to $1.2 million in fiscal 1995 and $2.2 million in fiscal 1996, representing 11% of total revenues for fiscal 1994 and 8% of total revenues for both fiscal 1995 and 1996. These increases in dollar amounts were primarily due to increased staffing and related expenditures required to enhance the infrastructure to support the Company's growth.

  Other Income, Net. Other income, net, increased from $22,000 in fiscal 1994 to $59,000 in fiscal 1995 and $468,000 in fiscal 1996. The substantial increase in fiscal 1996 was primarily due to investment income earned on the proceeds from the Company's initial public offering in November 1995.

  Provision for Income Taxes. The Company's effective tax rates were 19% for fiscal 1994, and 37% for both fiscal 1995 and 1996. Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109. The effective income tax rate differs from the statutory income tax rate in each year primarily due to the utilization of research and development credits.

SIX MONTHS ENDED SEPTEMBER 30, 1995 AND 1996

 Revenues

  Total revenues increased 98% from $12.0 million for the six months ended September 30, 1995 to $23.8 million for the six months ended September 30, 1996.

  Licenses. License revenues increased 126% from $7.7 million for the six months ended September 30, 1995 to $17.4 million for the six months ended September 30, 1996, representing 64% and 73% of total revenues in the respective periods. The increase in license revenues was primarily due to increasing market awareness and acceptance of the Company's products, continuing enhancement and increasing breadth of the Company's product offerings, expansion of the Company's sales and marketing organization and sales to new industry segments. The increase in license revenues as a percentage of total revenues reflects the Company's continued focus on the product side of its business and the increased use of outside third party consulting firms to provide implementation services directly to the Company's customers.

  Services and Maintenance. Services and maintenance revenues increased 47% from $4.3 million for the six months ended September 30, 1995 to $6.4 million for the six months ended September 30, 1996, representing 36% and 27% of total revenues in the respective periods. The decrease in services and maintenance revenues as a percentage of total revenues reflects the Company's increased use of outside third party consulting firms to provide implementation services directly to the Company's customers and increased out of the box functionality of the Company's products, which results in less implementation services related to certain customer installations.

 Cost of Revenues

  Licenses. Cost of licenses increased from $626,000 in the six months ended September 30, 1995 to $839,000 in the six months ended September 30, 1996, representing 8% and 5% of license revenues in the respective periods. The decrease in cost of licenses as a percent of license revenues was primarily the result of a decrease in sales of third party software products which resulted in lower royalty fees paid to third party software vendors. Although the Company does not expect revenues and costs from the distribution of third party software products to be significant in future periods, period to period fluctuations in the level of such revenues may occur and the Company's gross margins and results of operations could be materially adversely affected.

  Services and Maintenance. Cost of services and maintenance increased from $4.0 million for the six months ended September 30, 1995 to $4.2 million for the six months ended September 30, 1996, representing 93% and 66% of services and maintenance revenues in the respective periods. The decrease in cost of services as a percent of service revenues reflects improvements in productivity and efficiencies in both the professional services and technical support organizations. Additionally, maintenance revenues as a percentage of total service and maintenance revenues increased during the six months ended September 30, 1996 and the costs associated with providing maintenance generally are lower as a percentage of revenues than the costs associated with consulting services.

 Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased from $4.1 million for the six months ended September 30, 1995 to $9.7 million for the six months ended September 30, 1996, representing 34% and 41% of total revenues in the respective periods. The increase in sales and marketing expenses in absolute dollars and as a percentage of total revenues is primarily the result of costs associated with the expansion of the Company's sales and marketing organization, both domestically and internationally, and the additional investments being made as the Company implements its vertical market strategy.

  Research and Development. Research and development expenses increased from $2.3 million for the six months ended September 30, 1995 to $3.9 million for the six months ended September 30, 1996, representing 19% and 16% of total revenues in the respective periods. The increased investment in research and development expenses in absolute dollars primarily reflects increased expenses related to salaries and other expenses for the addition of software engineers and reflects the Company's continued investment in enhancing existing products and developing new product offerings.

  General and Administrative. General and administrative expenses increased from $753,000 for the six months ended September 30, 1995 to $2.1 million for the six months ended September 30, 1996, representing 6% and 9% of total revenues in the respective periods. This increase in expenses both in absolute dollars and as a percentage of total revenues reflects the Company's decision to continue its investment in the enhancement of infrastructure to support its growth.

  Other Income, Net. Other income, net, increased from $51,000 for the six months ended September 30, 1995 to $576,000 for the six months ended September 30, 1996. The increase was primarily due to investment income earned on the proceeds from the Company's initial public offering in November 1995.

  Provision for Income Taxes. The Company's effective tax rate was 37% for both the six months ended September 30, 1995 and 1996. While the Company does not have any significant available tax credits at March 31, 1996, the Company may generate additional tax credits as it develops products in the future. See
Note 5 of Notes to Consolidated Financial Statements.

SELECTED QUARTERLY OPERATING RESULTS

  The following tables set forth the Company's statement of operations data for each of the ten quarters in the period ended September 30, 1996, as well as the percentage of the Company's total revenues represented by each item. This unaudited quarterly information has been prepared on the same basis as the annual information presented elsewhere in this Prospectus and, in management's opinion, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the quarters presented. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                               THREE MONTHS ENDED
                          ---------------------------------------------------------------------------------------------
                          JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30, SEPT. 30, DEC. 31, MAR. 31, JUNE 30,  SEPT. 30,
                            1994     1994      1994     1995     1995     1995      1995     1996     1996      1996
                          -------- --------- -------- -------- -------- --------- -------- -------- --------  ---------
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenues:
 Licenses...............   $2,046   $1,904    $3,128   $4,019   $3,667   $4,037    $5,206   $6,843  $ 7,381    $10,043
 Services and mainte-
  nance.................      641      801       879    1,832    2,445    1,900     2,198    2,300    2,922      3,458
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
   Total revenues.......    2,687    2,705     4,007    5,851    6,112    5,937     7,404    9,143   10,303     13,501
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Cost of revenues:
 Licenses...............       68        9       119      405      122      504       131      117      595        244
 Services and mainte-
  nance.................      318      513       713    1,796    2,516    1,511     1,404    1,484    1,961      2,217
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
   Total cost of reve-
    nues................      386      522       832    2,201    2,638    2,015     1,535    1,601    2,556      2,461
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Gross margin............    2,301    2,183     3,175    3,650    3,474    3,922     5,869    7,542    7,747     11,040
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Operating expenses:
 Sales and marketing....    1,136    1,102     1,716    1,983    1,995    2,056     2,954    3,560    4,061      5,642
 Research and develop-
  ment..................      458      597       763      898    1,024    1,259     1,583    1,516    1,780      2,080
 General and adminis-
  trative...............      265      299       234      372      363      390       583      833      850      1,200
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
   Total operating ex-
    penses..............    1,859    1,998     2,713    3,253    3,382    3,705     5,120    5,909    6,691      8,922
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Income from operations..      442      185       462      397       92      217       749    1,633    1,056      2,118
Other income (expense),
 net....................      (46)      35        38       32       37       14       118      299      311        265
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Income before provision
 for income taxes.......      396      220       500      429      129      231       867    1,932    1,367      2,383
Provision for income
 taxes..................      146       82       185      159       48       85       320      716      519        882
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Net income..............   $  250   $  138    $  315   $  270   $   81   $  146    $  547   $1,216  $   848    $ 1,501
                           ======   ======    ======   ======   ======   ======    ======   ======  =======    =======
Net income per share....   $ 0.03   $ 0.01    $ 0.03   $ 0.03   $ 0.01   $ 0.01    $ 0.05   $ 0.11  $  0.07    $  0.12
                           ======   ======    ======   ======   ======   ======    ======   ======  =======    =======
Shares used in per share
 computation............    9,014    9,968     9,975    9,991   10,577   10,925    11,531   10,965   12,740     12,773
                           ======   ======    ======   ======   ======   ======    ======   ======  =======    =======
AS A PERCENT OF TOTAL
 REVENUES:
Revenues:
 Licenses...............     76.1%    70.4%     78.1%    68.7%    60.0%    68.0%     70.3%    74.8%    71.6%      74.4%
 Services and mainte-
  nance.................     23.9     29.6      21.9     31.3     40.0     32.0      29.7     25.2     28.4       25.6
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
   Total revenues.......    100.0    100.0     100.0    100.0    100.0    100.0     100.0    100.0    100.0      100.0
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Cost of revenues:
 Licenses...............      2.6      0.3       3.0      6.9      2.0      8.5       1.8      1.3      5.8        1.8
 Services and mainte-
  nance.................     11.8     19.0      17.8     30.7     41.2     25.4      19.0     16.2     19.0       16.4
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
   Total cost of reve-
    nues................     14.4     19.3      20.8     37.6     43.2     33.9      20.8     17.5     24.8       18.2
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Gross margin............     85.6     80.7      79.2     62.4     56.8     66.1      79.2     82.5     75.2       81.8
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Operating expenses:
 Sales and marketing....     42.3     40.7      42.8     33.9     32.6     34.6      39.9     38.9     39.4       41.8
 Research and develop-
  ment..................     17.0     22.1      19.0     15.3     16.8     21.2      21.4     16.6     17.3       15.4
 General and adminis-
  trative...............      9.9     11.1       5.9      6.4      5.9      6.6       7.8      9.1      8.3        8.9
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
   Total operating ex-
    penses..............     69.2     73.9      67.7     55.6     55.3     62.4      69.1     64.6     65.0       66.1
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Income from operations..     16.4      6.8      11.5      6.8      1.5      3.7      10.1     17.9     10.2       15.7
Other income (expense),
 net....................     (1.7)     1.3       0.9      0.5      0.6      0.2       1.6      3.2      3.0        2.0
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Income before provision
 for income taxes.......     14.7      8.1      12.5      7.3      2.1      3.9      11.7     21.1     13.2       17.7
Provision for income
 taxes..................      5.4      3.0       4.6      2.7      0.8      1.4       4.3      7.8      5.0        6.6
                           ------   ------    ------   ------   ------   ------    ------   ------  -------    -------
Net income..............      9.3%     5.1%      7.9%     4.6%     1.3%     2.5%      7.4%    13.3%     8.2%      11.1%
                           ======   ======    ======   ======   ======   ======    ======   ======  =======    =======

  License revenues have increased each quarter since the quarter ended June 30, 1995, as a result of the increased acceptance of the Company's product offerings and expansion of the Company's sales and marketing efforts over the past six quarters. Cost of licenses varies from period to period primarily due to the amount of royalties payable by the Company to third-party software suppliers.

  In each of the three month periods ended March 31, 1995 and June 30, 1995, the Company experienced significant increases in its services and maintenance revenues due primarily to an increase in the number and complexity of its licenses, many of which required significant levels of implementation consulting. During these periods, cost of services and maintenance revenues increased as the Company significantly increased its use of third party subcontractors to augment its internal consulting organization. In addition, the Company incurred losses on several fixed fee consulting arrangements on which it was unable to bill customers for consulting services performed by internal consulting personnel and third party subcontractors. As a result, the Company realized a loss on its services and maintenance revenues for the three months ended June 30, 1995 and a gross margin of 2% on its services and maintenance revenues for the three months ended March 31, 1995. Beginning in the three months ended September 30, 1995, the Company undertook efforts to facilitate direct relationships between its customers and third party systems integrators, implemented additional procedures to better define the scope and pricing of consulting services and discontinued fixed fee consulting arrangements. These efforts contributed to an increase in the gross margin on services and maintenance revenues from 20% for the three months ended September 30, 1995 to between 33% and 36% for each of the last four quarters, and a decrease in services and maintenance revenues as a percentage of total revenues from 32% for the quarter ended September 30, 1995 to between 25% and 30% for each of the last four quarters.

  The Company intends to continue to increase its research and development expenditures in order to pursue its strategy of developing applications tailored to the requirements of specific additional vertical markets, and to continue to increase sales and marketing expenditures significantly as the Company expands its domestic and international sales and marketing staff and develops indirect sales and distribution channels. In addition, general and administrative expenses have increased each quarter since the quarter ended September 1995 as the Company began to invest in the infrastructure needed to support its growing operations. Accordingly, to the extent that continued increases in such expenses are not accompanied by increased revenues, the Company's business, operating results and financial condition will be materially adversely affected.

  Although the Company has been profitable each fiscal year since inception, there can be no assurance that the Company will be able to sustain profitability on a quarterly or annual basis in the future. In addition, the Company's revenues and operating results have varied substantially in the past and are likely to vary substantially in the future due to a variety of factors, including (i) the timing and size of the Company's individual license transactions, and, in particular, the fact that the Company's revenues in any quarter can be largely dependent on a limited number of large licenses, (ii) the fact that a significant portion of the Company's revenues in any given quarter are recognized in the last month, weeks or even days of the quarter,
(iii) the relatively long sales cycle for the Company's software products, which is typically six to nine months, (iv) the relative proportion of total revenues derived from license revenues and services and maintenance revenues,
(v) the timing of the introduction of new products or product enhancements by the Company and its competitors, (vi) the extent of customization required by any individual license transaction, which can result in deferral of significant revenues until completion or acceptance of certain customized portions of the software, (vii) changes in customer budgets, (viii) seasonality of technology purchases by customers and general economic conditions, (ix) the mix of revenues among various distribution channels and between domestic and international customers, (x) the relative proportion of implementation services performed by the Company for which the Company engages independent contractors, which are typically more costly than internal personnel, and (xi) the relative proportion of license revenues derived from third party products distributed by the Company in conjunction with its products. Therefore, the Company believes that period to period comparisons of its revenues and operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. During the quarter ended September 30, 1996 the Company experienced a license revenue growth rate of 36% compared to the immediately preceding quarter. The Company does not anticipate sustaining such a sequential quarterly growth rate in the future.

LIQUIDITY AND CAPITAL RESOURCES

  In November 1995, the Company completed an initial public offering of 2,760,000 shares of its Common Stock, of which 2,225,000 shares were issued and sold by the Company and 535,000 were sold by selling shareholders. The Company recorded net proceeds of $23.9 million from such offering. Prior to its initial public offering, the Company funded its operations through private sales of equity securities and cash generated from operations.

  The Company began to generate cash from operating activities during the last half of fiscal 1995. The Company generated cash of $1.2, $3.4 and $1.0 million from operating activities during fiscal 1995 and 1996 and for the six months ended September 30, 1996, respectively, primarily as a result of net income offset in part by increases in accounts receivables. From March 31, 1995 to September 30, 1996, the Company's accounts receivables increased from $5.6 million to $11.5 million. The increase in accounts receivables resulted from the growth in revenues during the same period. The average days sales outstanding decreased during the same period from 87 days at March 31, 1995 to 76 days at September 30, 1996. The levels of accounts receivables at each quarter end will be affected by the concentration of revenues in the final weeks of each quarter and may be negatively affected by expanded international revenues in relation to total revenues as licenses to international customers often have longer payment terms.

  During fiscal 1994 and 1995, the Company's principal uses of cash for investing activities were the purchase of fixed assets and totaled $492,000 and $1.5 million, respectively. During fiscal 1996 and the six months ended September 30, 1996, the Company invested $7.5 and $5.9 million, respectively, in short term investments and invested $1.8 and $2.8 million in fixed assets, primarily computer hardware and software to support the growing organization. As of September 30, 1996 the Company had no significant capital commitments.

  Cash provided by financing activities included $400,000 and $3.8 million from the issuance of preferred stock in fiscal 1994 and 1995, respectively, and in fiscal 1996 consisted primarily of $23.9 million in proceeds from the Company's initial public offering.

  The Company believes that the net proceeds from the sale of the Common Stock offered by the Company together with cash flow from operations and existing cash and cash investments balances will be sufficient to meet its cash needs for at least the next 12 months.

                                   BUSINESS

  Scopus is a leading provider of client/server software solutions for the customer information management market. The Company's applications, Scopus SupportTEAM, Scopus ServiceTEAM, Scopus QualityTEAM, Scopus SalesTEAM and Scopus Voyager, automate external customer support, the product design change process, sales and marketing activities and internal help desk support. Scopus applications are designed to enable organizations to build a knowledgebase of customer information that can be accessed and used by individuals throughout the enterprise to improve the effectiveness and efficiency of customer support in order to increase customer satisfaction. The Company's products are based on a modular, open architecture and support a variety of client computing platforms, industry standard relational databases and server operating systems, and operate over local area networks, intranets and the internet. Scopus products offer customers a unique combination of built-in functionality, customizability, adaptability and scalability. The Company also offers consulting, training and maintenance services to facilitate the installation and use of the Company's products.

INDUSTRY BACKGROUND

  Businesses and other organizations are increasingly focusing on customer service and satisfaction as a means of gaining a competitive advantage. Realizing that improving customer service and satisfaction can be as important in attracting and retaining customers as product design, quality and price, these organizations are reorienting their businesses to become customer-centric and more responsive to customer needs. In pursuit of improved customer support and satisfaction, many organizations have distributed responsibility for sales and customer service broadly throughout their organizations. Many organizations are also extending responsibility for sales and customer service to their "extended enterprises" of distributors, value-added resellers and other outsourcing partners. In addition, to more effectively manage customer relationships and to better leverage economies of scale, companies in certain industries have begun to consolidate customer support operations into high volume call centers.

  As a result of these trends, more individuals within an organization and its extended enterprise are responsible for interacting with customers. To better serve their customers, organizations need an efficient system to continually collect and disseminate customer information. The resulting knowledgebase of customer information enables employees and other members of the extended enterprise to understand issues critical to the organization's success, such as customer satisfaction, the potential for follow-on sales and customers' future product needs. Moreover, as organizations are discovering the competitive necessity of delivering superior support to customers who reside outside of the organization (i.e., their clients), they are also realizing that the same level of attention must be paid to the technological and business needs of their customers inside the organization (i.e., their employees).

  The development of distributed client/server computing has created a technological framework for the efficient collection of customer information and its dissemination among employees and other members of the extended enterprise. Client/server technology not only permits any member of an organization to effectively collect information relating to a particular customer, product or event, but also enables other members of the organization in geographically dispersed locations to have rapid access to that information. The emergence of client/server computing environments, together with the increased emphasis on customer support and satisfaction, has created a demand for a new generation of customer information management software applications. In addition, the increasing complexity of client/server computing technology has created a demand for applications that support an organization's internal help desk.

  In attempting to meet such demands, organizations have been faced with a choice between purchasing pre-packaged applications or building custom applications. Pre-packaged applications are often inflexible, requiring organizations to adopt an unfamiliar approach for managing customer information in order to conform to the process design of the application. Even if a pre-packaged application is initially acceptable, it may not accommodate an organization's desire to add functionality, change processes or expand operations over time.

On the other hand, building custom applications can be slow and costly. Today, organizations need customer information management solutions that provide "off-the-shelf" functionality yet can be readily customized to match their internal processes and can be quickly and cost-effectively reconfigured as the organizations grow and their needs evolve.

THE SCOPUS SOLUTION

  Scopus is a leading provider of client/server software solutions designed to enable organizations to efficiently capture, manage and share customer information throughout the enterprise and the extended enterprise. The Company's applications offer intranet and internet based solutions that automate external customer support, the product design change process, sales and marketing activities and internal help desk support. The Company's products can be used individually to improve critical business operations or can be integrated with one another and with third party applications to provide comprehensive, enterprise-wide customer information management solutions. Scopus applications are designed to enable organizations to build a knowledgebase of customer information that can be accessed and used by individuals throughout the enterprise to improve customer support and satisfaction. As this knowledgebase grows, organizations can use the resulting reservoir of customer information to develop better products, market products more effectively and provide more efficient and effective customer support.

  The Company's products offer customers the following benefits:

  Application Customizability. Recognizing that every organization interacts with its customers in a unique and evolving manner, the Company has designed its technology not only to offer a pre-packaged solution but also to allow organizations to slightly tailor or extensively customize Scopus applications without time consuming and costly source code programming changes. As a result, Scopus applications can be adapted to the organization's specific processes, integrated with its existing computing environments and modified as the organization's functional and technical requirements grow or evolve. Scopus applications can be adapted as a customer's environment changes as a result of growth or because of changes in technology, thereby offering the customer long-term solutions.

  Scalability and Flexibility. The Company's products allow customers to take advantage of the benefits inherent in client/server computing, notably its scalability and flexibility. Scopus applications enable customers to easily add clients to new or existing servers. Organizations can also use Scopus application service modules to incorporate additional functionality into Scopus systems, such as remote access capabilities, telephony integration and multi-site database replication, without costly changes to the overall application architecture. Scopus' continued investment in open standards and open solutions further adds to the scalability and flexibility of Scopus applications. Some of those standards include OLE 2.0 for client communications and third party controls and applications, ODBC for database connectivity, and HTTP and SSI for intranet and internet access.

  Integration Capabilities. The modular, open architecture of Scopus applications and Scopus' published application programming interface ("API") permit customers to integrate the Company's applications with a wide variety of other computer and telephony technologies and products. As a result, Scopus applications can be integrated with many desktop software applications and browsers for Windows, UNIX and Macintosh clients, including popular e-mail applications, spreadsheets and document editors, as well as existing mainframe-based "legacy" systems, other client/server applications and telephony equipment. Each Scopus application has also been designed to operate with many industry standard relational database management systems, graphical user interfaces and network protocols.

  Enterprisewide Customer Care. The architecture of the Scopus system enables an organization to extend its customer care solution across the enterprise. The specific applications for sales and marketing, customer service and support and product and change management all share a common architecture, data model and workflow system so that every customer interaction can be captured, tracked and shared throughout the enterprise.

BUSINESS STRATEGY

  The Company's objective is to become the leading supplier of enterprise customer information management software solutions for the global marketplace. To achieve this objective, the Company is pursuing the following strategies:

  Maintain Technological Leadership Position. Scopus has established itself as a leader in the development and use of technology for customer information management software. Scopus believes that it was the first participant in this market to introduce a data-driven architecture, publish an open API, provide customers with multi-site database replication capability and integrate its applications with telephony services. The Company's applications currently support a variety of client/server computing technologies, including popular client computing platforms, industry standard relational databases and server operating systems. Scopus plans to continue to devote significant resources to maintain its technological leadership.

  Develop Industry Specific Applications. The Company believes the flexibility inherent in its core architecture facilitates the development of applications for targeted vertical markets. The Company believes that industry specific applications allow for shorter sales cycles, require less customization and offer simpler implementation while providing a higher level of industry-specific features and functionality. Scopus originally developed its Scopus SupportTEAM and Scopus QualityTEAM products for use in the software industry. The Company has licensed its products to organizations in a variety of other industries and is currently targeting the technology, telecommunications and financial services industries with industry specific applications. The Company intends to expand its presence in these industries and leverage that presence into other vertical markets. The Company also is working with key customers to develop such applications and believes that these relationships will provide the Company with insight into the specific needs of targeted vertical markets.

  Target Call Center Market. As a result of intense competition driven by factors such as deregulation and technological advances, companies are becoming increasingly focused on providing high levels of customer service to attract new customers while retaining existing customers. In particular, high-volume call centers have emerged as a strategic component of customer service in certain industries. Scopus believes that its products offer a cost-effective solution for high-volume call centers. The Company is currently targeting the call center market and intends to continue to expend significant sales and marketing efforts in this market.

  Expand Relationships with Third Party Consulting Organizations. Scopus has developed and continues to develop relationships with third party consulting organizations to assist customers with the successful customization and implementation of Scopus products. The Company believes that this strategy will enable its customers to achieve efficient customization and implementation of Scopus products, while enabling Scopus to focus on the development, enhancement and marketing of its products. In addition, the Company believes that, as systems integrators become increasingly familiar with Scopus products, such organizations could become a source of recommendations for the Company's products.

  Expand International Sales. Scopus believes there is a significant international market opportunity for its products and that it must devote resources to expand its international sales. To that end, the Company has begun to market localized versions of its products in Italy, Germany, France, Spain and certain Latin American countries and a Kanji version in Japan, and plans to release a localized version for China. To expand its international distribution channels, Scopus has established subsidiaries in the United Kingdom, Canada and France and has established relationships with 14 distributors in various major overseas markets including Europe and Asia Pacific. The Company is exploring other distribution arrangements to broaden its domestic and international channels, and plans to continue to expand its sales force both domestically and internationally.

PRODUCTS

  The Company's products currently consist of a suite of five principal applications as well as several related application service modules and a customization tool. The Company's principal applications consist of Scopus SupportTEAM, Scopus ServiceTEAM, Scopus QualityTEAM, Scopus SalesTEAM and Scopus Voyager.

  The following table summarizes the Company's products and their principal functions:

       PRODUCT                                        FUNCTION
       -------                                        --------
APPLICATIONS
  . Scopus SupportTEAM External customer support and internal help desk; problem resolution
  . Scopus ServiceTEAM Sales and marketing support for service organizations
  . Scopus QualityTEAM Product error and modification tracking; product design change process
  . Scopus SalesTEAM   Telemarketing and telesales process automation
  . Scopus Voyager     Field sales automation
- ---------------------------------------------------------------------------------------------
APPLICATION SERVICE
 MODULES
  . WebTEAM            Integration to World Wide Web
  . TeleTEAM           Computer/telephony integration
  . WorldTEAM          Database replication, inter-site distribution and data reconciliation
- ---------------------------------------------------------------------------------------------
CUSTOMIZATION TOOL
  . Scopus Works       Workflow, business rules and customization
- ---------------------------------------------------------------------------------------------

  The Company's products support a variety of client/server computing technologies, including popular client computing platforms such as Microsoft Windows 3.1, Microsoft Windows 95, Microsoft Windows NT, Motif and Macintosh; industry standard relational databases from Sybase, Oracle, Informix and Microsoft; and server operating systems such as Microsoft Windows NT, Hewlett Packard HP-UX, IBM/AIX, Sun OS and Sun Solaris and Silicon Graphics.

  Scopus products may be integrated with each other and with a variety of third party applications. For example, Scopus SupportTEAM can be used in conjunction with Scopus QualityTEAM to integrate customer feedback with the product design change process. Scopus QualityTEAM can accept modification requests created from customer feedback through Scopus SupportTEAM, track the ensuing adjustments and communicate the results back to Scopus SupportTEAM for subsequent closure of all calls related to the modification. Additional service modules available from Scopus significantly enhance the functionality of all Scopus applications. For example, an embedded notification and workflow engine can be used to drive the workflow of the modification process by escalating calls to more senior personnel and notifying other professionals if problems remain unsolved or other issues arise. WorldTEAM may be used to automatically communicate critical information to databases in remote development centers so that personnel throughout the enterprise can access the relevant information.

  All Scopus applications are currently available in localized versions in Italian, German, French, Spanish and Japanese (Kanji) and plans to release a localized version in Chinese.

  The Company's prices for its applications and certain application service modules depend on the number of concurrent users of such products. The domestic list prices for Scopus applications range from approximately $12,000 to $120,000 per server and from approximately $3,000 to $3,500 per concurrent user. The domestic list prices for the Company's application service modules range from approximately $3,000 to $20,000 per server and from $2,000 to $4,000 per concurrent user, and the domestic list price for Scopus Works is approximately $18,000.

 Applications

  Scopus SupportTEAM. Scopus SupportTEAM is an integrated solution for external customer support and internal help desks. Scopus SupportTEAM is designed to automate and facilitate each step of the problem resolution process from the gathering of problem information to problem resolution. It combines an intuitive problem-assignment procedure with server problem resolution technologies, including Query-By-Example, Relevancy Search and DataProbe, to improve the speed and productivity of customer support professionals. Using Scopus SupportTEAM, customer support professionals can enter data identifying the caller and the problem and search the knowledgebase for similar problems and their solutions. As call records accumulate, the resulting knowledgebase becomes a library of problems, resolution steps, technical application notes and solutions. If the problem cannot be resolved by the initial support professional, Scopus SupportTEAM can assign the call to other support professionals. Each step in the resolution process is captured by Scopus SupportTEAM, creating a record of resolution steps previously performed. Scopus SupportTEAM completes the resolution process through integration with standard report writing tools for analysis and reporting of performance and customer satisfaction metrics.

  Scopus QualityTEAM. Scopus QualityTEAM automates the product design change process and enables organizations to log, assign, coordinate and manage product modifications and enhancements and the correction of product defects and non-conformance items. Often, as in the software and hardware industries, a single defect can result in several instances of product failure and may require the resolution of multiple related sub-defects or tasks. Moreover, as the change process progresses, duplicate modifications may be introduced into the system and new modification requests may be found that are related to previously identified requests. Scopus QualityTEAM enables product developers to break down such defects or enhancement requests into tasks, manage the assignment of the tasks and control the change process. By using the Company's problem resolution tools, product developers can search the database for similar modifications or tasks and link them together to ensure the efficient completion of all modifications.

  Scopus ServiceTEAM. Scopus ServiceTEAM combines contract management capability with the functionality of Scopus SalesTEAM allowing sophisticated sales and support for organizations that sell services in addition to or instead of products. The information managed by Scopus ServiceTEAM can then be linked with Scopus SupportTEAM so that customer representatives can immediately know the level of support that is contractually required in any product support situation.

  Scopus SalesTEAM. Scopus SalesTEAM manages integrated marketing and sales cycles. With Scopus SalesTEAM, organizations can manage every phase of the sales cycle from the design and execution of marketing campaigns and the generation of qualified leads to order fulfillment and tracking of existing and potential accounts. Scopus SalesTEAM has direct marketing and telesales components, which support data-based marketing efforts and facilitate the collection of potential customer data, the qualification of leads and the tracking of such leads to sale closure. Scopus SalesTEAM allows organizations to simultaneously pursue multiple opportunities in which group selling efforts are needed, manage employee to-do lists and enforce the requirements of each step of the selling process including lead generation, prospecting, cost estimation, quote generation, order booking, fulfillment, billing and return.

  Scopus Voyager. Scopus Voyager, commercially introduced in the first quarter of fiscal 1996, is a sales automation solution aimed at the mobile sales professional. Voyager is a complete lead management, account management and opportunity management system and is integrated with the entire suite of Scopus customer care products. In addition, the system includes integrated time management, quote management and other marketing functions. Voyager enables a team-selling approach by enabling field sales professionals to share the latest account and opportunity information with their telesales, telemarketing and customer service organizations. For example, leads qualified in telemarketing can automatically be forwarded to the correct field sales representative for follow-up. All information associated with the lead can then be tracked throughout the entire sales cycle as leads turn into opportunities, closed opportunities become accounts, and accounts in turn generate new opportunities. Voyager allows both mobile and office-resident professionals to independently modify sales information and then automatically synchronizes the information each time the mobile professional reconnects to the central Scopus system.

 Application Service Modules

  The Company has developed application service modules that can be combined with any Scopus application to enhance functionality and create integrated customer information management solutions.

  WebTEAM provides users with read and write access to the Scopus database over the World Wide Web. This product has allowed many of Scopus' customers to provide to their own customers access to a Scopus database in order to speed problem resolution through self-service or to enable direct requests for support.

  TeleTEAM permits telephony services, such as automatic call distributors
(ACDs) and interactive voice response units (IVRs), to be integrated with Scopus applications to improve call center productivity. Through this integration, TeleTEAM synchronizes incoming calls with the creation of a computer screen containing information about the caller. This capability eliminates the need to query the database for caller information as the operator receives the call, facilitating rapid responses to customer inquiries. These screens can be transferred with the call to other system users when necessary.

  WorldTEAM is a database replication program that manages the replication, inter-site distribution and reconciliation of customer information. WorldTEAM can be configured to automatically replicate specified subsets of information at given intervals and at specific sites. WorldTEAM also incorporates mechanisms to ensure that data integrity across sites is preserved during replication.

 Customization Tool

  Scopus Works. Scopus offers a drag-and-drop configuration and customization environment that allow users to personalize all Scopus applications, including presentation logic, business rules and application servers. Scopus Works is an integrated tool set that business process experts can utilize throughout the entire lifecycle for all Scopus applications.

SERVICES

  The Company believes that high quality customer service and support are integral components of the application solutions it offers. Accordingly, the Company offers a range of fee-based training, consulting and maintenance services to facilitate the installation and use of the Company's products. The Company uses its own products to provide many of its customer services. As of September 30, 1996, the Company employed 21 persons in its consulting services organization and 58 persons in its support organization which offers customer service, training and documentation services.

  Consulting Services. The Company employs its own implementation personnel and works with third party consulting organizations and systems integrators to offer on-site project design and implementation services. These consulting services include the installation and implementation of Scopus products, integration of such products with other existing and planned communications and information systems, project management and process reengineering. To meet future requirements for large scale consulting projects, the Company has established relationships with third party systems integrators and professional consulting firms to facilitate direct relationships between such firms and the Company's customers.

  Software Maintenance and Support. The Company's support organization offers a variety of support services to its customers. Customers have the option of purchasing the Company's standard support package or its extended support package. Through its standard support package, the Company provides its customers with 12-hour weekday hotline support, 24-hour electronic support through use of the Company's WebTEAM or CommLink Server products or Scopus' electronic news group service, and periodic product updates and maintenance releases. Annual fees for the Company's standard support package are typically 15% of the license fee for the underlying software. For an additional fee, a customer can purchase the extended support package which complements the services available in the standard support package with 24-hour phone support, priority escalation and the opportunity to have a support representative assigned to the customer's account. To date, substantially all of the Company's expiring maintenance contracts have been renewed.

CUSTOMERS

  As of September 30, 1996, the Company had licensed its products to over 250 customers. No customer accounted for 10% or more of total revenues for fiscal 1995, 1996 or the first six months of fiscal 1997. The following is a representative list of the Company's customers:

COMPUTER SOFTWARE        COMPUTER/ELECTRONICS        TELECOMMUNICATIONS           FINANCIAL/ACCOUNTING
Aspen Technology         Acer America                AT&T                         Bankers Trust
Autodesk                 Advanced Micro Devices      Alcatel Systems              E*Trade
Cadence Design Systems   Boeing Computer Services    Ascend Communications        Instinet
Computervision           Honeywell                   Bay Networks                 Lehman Brothers
FileNet                  Intel                       Bell Atlantic Nynex Mobile   Lexis-Nexis
Informix                 National Semiconductor      Bell South                   Morgan Stanley
Intuit                   Packard Bell                Deutsche Telekom             NationsBank
Landmark Graphics        Philips Semiconductor       Lucent Technologies          Principal Financial
Mentor Graphics          Sequent Computer Systems    Nortel                       U.S. Bank
Seagate Technology       Silicon Graphics            Octel Communications         Visa International
SunSoft                  Sun Microsystems            PCS Primeco                  Wells Fargo
Sybase                   U.S. Robotics               Siemens/Rolm
Synopsys                 VLSI Technologies           US Long Distance             OUTSOURCING SERVICES
Viewlogic                                            WorldCom                     Fujitsu
WRQ                      INTERNET SERVICES                                        Olivetti Worldwide
Wall Data                @Home                       OTHER                        Stream International
                         Netcom                      Polaroid                     Towers Perrin
                         Netscape                    Yamaha

SALES AND MARKETING

  The Company sells its software and services in North America primarily through a direct sales force. To support its sales force, the Company conducts marketing programs which include direct mail, trade shows, public relations, advertising and ongoing customer communication programs. While the sales cycle varies from customer to customer, it typically ranges from six to nine months. The North American sales organization is based at the Company's corporate headquarters in the San Francisco Bay Area and at ten additional field sales offices in the metropolitan areas of Atlanta, Boston, Chicago, Dallas, Denver, Los Angeles, New York, Seattle, Toronto and Washington D.C. The Company markets and sells its software and services outside North America through the direct sales force of its subsidiaries in Europe and has relationships with independent distributors located in other major geographic areas including Europe and Asia. The Company's international distributors typically provide first line technical support and services to their customers.

  The Company has increased its domestic and international sales force from 43 sales managers, sales representatives and applications engineers at March 31, 1996 to 78 sales managers, sales representatives and applications engineers at October 31, 1996. The Company intends to continue to expand its direct sales force and to diversify its sales channels by adding third party distributors both domestically and internationally. The Company's ability to achieve significant revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel and establishing relationships with distributors, resellers and systems integrators. The Company is currently investing, and plans to continue to invest, significant resources to expand its domestic and international direct sales force and develop distribution relationships with third party distributors, resellers and systems integrators. The Company's existing distribution relationships are generally non-exclusive and can be terminated by either party without cause. The Company's distributors also sell or can potentially sell products offered by the Company's competitors. There can be no assurance that the Company will be able to retain or attract a sufficient number of its existing or future third party distribution partners or that such partners will recommend, or continue to recommend the Company's products. The inability to further establish or to maintain successful relationships with distributors, resellers or system integrators could have a material adverse effect on the Company's business, operating results or financial condition. In addition, there can be no assurance that the Company will be able to successfully expand its direct sales force or other distribution channels. Any failure by the Company to expand its direct sales force or other distribution channels would materially and adversely affect the Company's business, operating results and financial condition.

  An important element of the Company's strategy is to expand its international operations. In this regard, although the Company has established subsidiaries in the United Kingdom, Canada and France and is currently investing significant resources in its international operations, including the development of third party distributor relationships and the hiring of additional sales representative. International sales to date have been limited, and there can be no assurance that the Company will be successful in expanding its international operations. In the event the Company is able to increase international revenues as a percentage of total revenues, the Company's business, operating results or financial condition could be materially adversely affected by risks inherent in conducting business internationally, such as changes in currency exchange rates, longer payment cycles, difficulties in staffing and managing international operations, problems in collecting accounts receivable, seasonal reduction in business activity during the summer months in Europe and certain other parts of the world, increases in tariffs, duties, price controls or other restrictions on foreign currencies and trade barriers imposed by foreign nationalities. In this regard, to the extent the Company's international operations expand, the Company expects that an increasing portion of its international license revenues will be denominated in foreign currencies. In addition, the Company has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. There can be no assurance that the Company will be able to successfully localize, market, sell and deliver its products internationally. The inability of the Company to successfully expand its international operations in a timely manner could materially adversely affect the Company's business, operating results or financial condition.

TECHNOLOGY

  Each of the Company's applications is built on a common core architecture that is designed to efficiently leverage the performance and scalability of client/server computing. The core technology was developed by Scopus to facilitate the development and customization of enterprise applications for a wide variety of customers. Since all Scopus applications share this technology, they all communicate with the database server in the same manner and can be easily integrated with one another to provide custom solutions. The Company believes that its product architecture provides it with a competitive advantage by allowing it to craft tailored solutions for its customers and by simplifying and facilitating new product development.

  The Company's core technology has the following attributes:

 Distributed Processing

  The Company partitions its applications into multiple, independent tasks and allocates these tasks to the computing resource most suited to process such tasks in order to fully take advantage of the scalability, flexibility and performance offered by client/server environments. By reducing a typical application into a set of computing processes that function most efficiently as client processes, application services and agent services (i.e., data services, computer/telephony integration services), the Company's products enable its customers to effectively and efficiently utilize their computing resources (such as data server processing and network bandwidth). Moreover, this distribution of computing tasks enables the Company to leverage technological improvements in any area of the client/server system and to incorporate new functionality into its suite of products.

 Data-Driven Architecture

  The Company's products utilize a data-driven architecture that enables users to build and efficiently customize Scopus applications in distributed processing environments. The Company has designed its applications to reference and interpret data that defines a set of application functions (metadata) and is stored in the database. These functions determine the look and feel of the graphical user interface (GUI), the workflow of the applications and the required processing. Since the metadata exists independent from the source code of the foundation and the applications, customers can extensively customize the GUI and processes of each of the applications to meet their diverse internal requirements without the need to make costly changes to product source code. These customizations can include changes to notification and escalation rules, additions of forms, buttons and fields and the development of entirely new screens. Customers make these changes either by using the Scopus design tool, ScopusWorks, by using a scripting language compliant with Microsoft's Visual Basic for Applications or by using another standard fourth generation scripting language, Tcl. The use of metadata enables the Company to efficiently customize its application logic whether that logic is executed as client processes, application services or agent services. Additionally, even customers with different client platforms only need to make changes to the metadata once at the server level. All clients will then automatically receive the changes. The management of software is therefore easier than attempting to manage software changes on a large number of different client machines.

 Open API Technology

  The Company's customers can also customize their Scopus applications through the use of the Company's published and open API, which is used to invoke the functionality of a wide array of third party applications by either the client processes, applications services or agents, thereby further distributing application processing, increasing flexibility and enhancing functionality. Since the Company's API can be used within each component of the Company's architecture, the Company can integrate with third party applications at the most efficient component. The Company's core technology also enables its applications to share a set of application service modules, which coordinate the flow of information and processes within the Scopus system. These application service modules, which can be deployed as customer needs mandate, also support an efficient distribution of computing services. Data-based programmability, efficient use of its application service modules and the API provide the Company with multiple design points to customize its applications.

 Common Customer Information Database

  In addition to sharing common core technologies and customization capabilities, Scopus applications share a common normalized table format which utilizes industry standard relational databases (Sybase, Oracle, Informix and Microsoft SQL). This database is designed to maintain information, such as customer profiles, site identifications, user preferences and permissions, cases and accumulated experience necessary to operate the applications and thereby support customer requirements. Customer profiles include basic customer information such as name and address, as well as site identification and group affiliations. An organization's common customer database contains information on the status of each case, including case origination, case work assignments and open issues. In the Scopus system, a case can be a call, a defect, or a potential sales transaction. Attachments, technical notes and tasks can be associated with each case through bi-directional cross referencing or through support for Microsoft's Object Linking and Embedding
(OLE) to facilitate the problem resolution process. As cases accumulate in the database, a common knowledgebase of cases and associated information is created, which allows support representatives and sales personnel to service new cases more effectively and with greater speed.

 Problem Resolution Technologies

  Each of the Company's applications can employ a set of problem resolution technologies to search the common customer information database. These technologies include:

  Query-By-Example. Query-By-Example ("QBE") enables Scopus users to launch a query to the database to search for information similar to that entered into a field or a combination of fields. QBE can therefore be used to identify information specific to a given user or locate solutions with entries identical to those of the instant case.

  Relevancy Search. Relevancy Search enables users to search for cases that are most similar to the current case by computing a numerical ranking to each solution returned by a QBE search. This ranking is based on the prevalence of certain keywords in each of the solutions.

  DataProbe. DataProbe is a powerful query tool that enables users to construct intelligent Boolean queries based on any field, form or topic in the common customer information database. These queries can be constructed either directly through SQL statements or indirectly through the application interface. DataProbe also permits uses to include automatically generated keywords in the search.

  Case-Based Reasoning Integration. An integration with CasePoint by Inference Corporation provides customers with an additional level of problem resolution capabilities. CasePoint features a question and answer methodology that helps refine user queries. Through CasePoint, users can compare the instant case to other known solutions and transfer the results back into the Scopus knowledgebase.

  Third Party Knowledgebase Integration. The Company's problem resolution technologies also can be combined with pre-packaged knowledgebases to offer customers a means to supplement the cases accumulated through their own experience.

  Full-Text Retrieval Integration. An integration with Verity's Full-text Retrieval Engine provides customers with an additional level of problem resolution capabilities. Verity features many document formats, such as Microsoft Office and HTML, for intelligent Boolean queries based on any field, in any language, including multi-byte languages. These queries can be constructed through SQL statements or directly through an API.

RESEARCH AND DEVELOPMENT

  As of September 30, 1996, the Company's research and development staff consisted of 48 persons. The Company's research and development expenditures in fiscal 1996 and the six months ended September 30, 1996 were $5.4 million and $3.9 million, respectively, representing 19% and 16% of total revenues, respectively, during such periods.

  The Company has historically developed and expects to continue to develop its products in conjunction with its existing and potential customers. The Company's current development initiatives include the enhancement of the features and functionality of existing products, the development of complementary products and the development of integrated packages of its products tailored to the requirements of certain market segments.

  The market for the Company's products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. The Company is currently investing significant resources in product development and expects to continue to do so in the future. The Company's future success will depend on its ability to continue to enhance its current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving customer requirements and otherwise achieve market acceptance. There can be no assurance that the Company will be successful in continuing to develop and market on a timely and cost-effective basis fully functional product enhancements or new products that respond to technological advances by others, or that its enhanced and new products will achieve market acceptance. In addition, the Company has in the past experienced delays in the development, introduction and marketing of new or enhanced products, and there can be no assurance that the Company will not experience similar delays in the future. Any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences, or any significant delays in product development or introduction, would have a material adverse effect on the Company's business, operating results and financial condition.

  Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" which can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products. Moreover, despite extensive testing, the Company has from time to time discovered defects only after its systems have been used by many customers. There can be no assurance that software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could materially and adversely affect the Company's business, operating results and financial condition.

COMPETITION

  The customer information management software market is relatively new, intensely competitive, highly fragmented, subject to rapid change, and highly sensitive to new product introductions and marketing efforts by industry participants. The Company competes with a variety of other companies depending on the target market for their products. These competitors include (i) a select number of companies, such as Clarify Inc. and The Vantive Corporation, targeting the enterprise-wide customer information market; (ii) a substantial number of small private companies and certain public companies, such as Remedy Corporation, Siebel Systems, Inc., Aurum Software, Inc. and Software Artistry, Inc., which offer products targeted at one or more specific markets, including the customer support market, the help desk market, the quality assurance market and the sales and marketing automation market; (iii) professional services organizations, such as Andersen Consulting, that design and develop custom systems; (iv) large information technology providers such as IBM and Computer Associates International, Inc.; and (v) the internal information technology departments of potential customers which develop proprietary customer information management applications. Among the Company's potential competitors are also a number of large hardware and software companies that may develop or acquire products that compete with the Company's products. In this regard, SAP AG and Oracle Corporation have each introduced a customer support module as part of their application suites. The Company believes that many existing competitors and new market entrants will attempt to develop fully integrated customer information management systems that will compete with the Company's products.

  Current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of the Company's prospective customer. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. Increased competition is likely to result in price reductions, reduced operating margins, and loss of market share, any one of which could materially adversely affect the Company's business, results of operations or financial condition. Many of the Company's current and potential competitors have significantly greater financial, technical, marketing and other resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than can the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not materially adversely affect the Company's business, operating results and financial condition.

  The Company believes that the principal competitive factors affecting its market include product features such as adaptability, scalability, ability to integrate with third party products, functionality, ease of use, product reputation, quality, performance, price, customer service and support, effectiveness of sales and marketing efforts and company reputation. Although the Company believes that it currently competes favorably with respect to such factors, there can be no assurance that the Company can maintain its competitive position against current and potential competitors, especially those with greater financial, marketing, service, support, technical, and other resources than the Company.

INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS AND LICENSES

  The Company's success is dependent on its ability to protect its proprietary technology. The Company licenses its products in object code form only, although it has source code escrow arrangements with certain customers. The Company relies on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect its proprietary rights. The Company does not have any patents or patent applications pending, and existing copyright, trademark and trade secret laws afford only limited protection. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary rights against unauthorized third party copying or use, which could materially adversely affect the Company's business, operating results or financial condition.

  Despite the Company's efforts to protect its proprietary rights, attempts may be made to copy or reverse engineer aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Moreover, there can be no assurance that others will not develop products that infringe the Company's proprietary rights, or that are similar or superior to those developed by the Company. Policing the unauthorized use of the Company's products is difficult. Litigation may be necessary in the future to enforce the Company's intellectual property rights, to protect the Company's trade secrets or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results or financial condition.

  As is common in the software industry, the Company from time to time receives notices from third parties claiming infringement by the Company's products of third party proprietary rights. While the Company is not currently subject to any such claim, the Company expects its software products will increasingly be subject to such claims as the number of products and competitors in the Company's industry segment grows and the functionality of products overlaps. Any such claim, with or without merit, could result in significant litigation costs and require the Company to enter into royalty and licensing agreements, which could have a material adverse effect on the Company's business, operating results or financial condition. Such royalty and licensing agreements, if required, may not be available on terms acceptable by the Company or at all.

  The Company also relies on certain technology which it licenses from third parties, including software which is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurance that these third party technology licenses will continue to be available to the Company on commercially reasonable terms. The loss of or inability of the Company to maintain any of these technology licenses could result in delays or reductions in product shipments until equivalent technology could be identified, licensed and integrated. Any such delays or reductions in product shipments would materially adversely affect the Company's business, operating results and financial condition.

EMPLOYEES

  As of September 30, 1996, the Company employed 214 persons, including 65 in sales and marketing, 21 in its consulting services organization, 58 in customer support, 48 in research and development and 22 in finance and administration. Of these, 16 are located in Europe and the remainder are located in North America. None of the Company's employees is represented by a labor union. The Company has experienced no work stoppages and believes its relationship with its employees is good. Competition for qualified personnel in the Company's industry is intense. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel.

FACILITIES

  The Company's principal administrative, engineering, manufacturing, marketing and sales facilities total approximately 45,000 square feet, and are located in a single building in Emeryville, California under a lease which expires in October 1999. In addition, the Company leases offices in the metropolitan areas of Atlanta, Boston, Chicago, Dallas, Denver, London, Los Angeles, New York, Paris, Seattle, Toronto and Washington, D.C. The Company is in the process of searching for additional space to support its expanded operations. The Company intends to relocate a portion of its operations in the next six to nine months and eventually to consolidate all corporate operations in a new, larger facility. The Company expects that suitable additional space will be available on commercially reasonable terms.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company and certain information about them as of October 31, 1996, are as follows:

               NAME                AGE                  POSITION
               ----                ---                  --------
Ori Sasson........................  34 Chairman of the Board, Chief Executive
                                        Officer, President and Director
Michele L. Axelson................  45 Senior Vice President and Chief Financial
                                        Officer
A. Aaron Omid.....................  37 Vice President, Sales and Secretary
Mark J. Barrenechea...............  31 Vice President, Product Development
Jeffrey G. Bork...................  39 Vice President, Marketing
Steven Jacob......................  41 Vice President, Europe
Lyle D. York......................  55 Vice President, Customer Services
J. Michael Cline(1)(2)............  36 Director
Christopher R. Gibbons(1).........  48 Director
Ronald Abelmann(1)................  59 Director
Max D. Hopper(2)..................  62 Director

- --------
(1) Member of audit committee.
(2) Member of compensation committee.

  Ori Sasson is a co-founder of the Company and has served as the Company's Chairman of the Board since the Company's inception in March 1991. Mr. Sasson has also served as the Company's Chief Executive Officer and President since February 1994 and as Secretary from March 1991 to February 1992. From January 1990 to March 1991 and from September 1986 to January 1989, Mr. Sasson was an independent software design consultant. From January 1989 to January 1990, Mr. Sasson was a software engineer at Sybase Corporation, a client/server relational database management software company. From December 1984 to August 1986, Mr. Sasson was a support engineer at Hewlett Packard Company, a manufacturer of computers and related products. Mr. Sasson earned a B.A. degree in Computer Science and a M.S.C. degree in Engineering both from the University of California at Berkeley.

  Michele L. Axelson has served as the Company's Senior Vice President and Chief Financial Officer since July 1996. From 1979 until 1996, Ms. Axelson held various positions at Arthur Anderson LLP, an international public accounting firm, and was a partner of that firm from 1989 until she joined the Company in July 1996. Ms. Axelson is also a director of Novadigm, Inc. Ms. Axelson is a Certified Public Accountant and earned a B.S. degree in Business Administration from San Jose State University.

  A. Aaron Omid is a co-founder of the Company and has served as the Company's Vice President, Sales since March 1991, and as Secretary since February 1992. Mr. Aaron Omid also served as President of the Company from March 1991 to October 1991, and as a director of the Company from March 1991 to October 1992. From August 1990 to February 1991, Mr. Aaron Omid was Vice President, Sales of North America at Opus Systems, a computer hardware manufacturer. From May 1986 to August 1990, he held various marketing and sales positions at Sun Microsystems, a workstation manufacturer, most recently serving as Sales Manager. Mr. Aaron Omid earned a B.S. degree in Electrical Engineering from the University of London.

  Mark J. Barrenechea has served as the Company's Vice President, Product Development since September 1995. From December 1994 to September 1995, Mr. Barrenechea founded and served as Chief Technical Officer at New View, Inc., a company which provides managed Internet access. From October 1993 to December 1994, Mr. Barrenechea was Vice President, Tools and Technology at Tesseract Corporation, a client/server software company. From October 1991 to October 1993, he held various positions at Microway, Inc., a software development company, most recently serving as President and Managing Director of Microway (Europe) Ltd. Mr. Barrenechea earned a B.A. degree in Computer Science from Saint Michael's College and a M.S. degree in Engineering from Boston University.

  Jeffrey G. Bork has served as the Company's Vice President, Marketing since September 1995. From December 1992 to September 1995, he was a marketing consultant and from December 1991 to December 1992, he was Vice President, Product Management at Slate Corporation, a software company. From April 1989 to June 1991, he was Vice President, Marketing at Informix Software, Inc., a client/server relational database management software company. Mr. Bork earned a B.S. degree in Electrical Engineering from the University of Michigan.

  Steven Jacob has served as the Company's Vice President, Europe, since April 1996. From August 1994 to April 1996 he served as the Vice President Europe, Africa, and the Middle East for Landmark Graphics Corporation, a software company. From June 1988 to July 1994 he served as the U.K. Sales Director for Ingras U.K. Ltd. Mr. Jacob earned a B.Ed. degree from the University of London.

  Lyle D. York has served as the Company's Vice President, Customer Services since February 1994. From June 1993 to February 1994, he was President of York and Associates, a customer support consulting firm. From January 1991 to June 1993, Mr. York served as Vice President, Software Services at Integraph Corporation, a manufacturer of interactive computer graphics systems. From January 1984 to January 1991, Mr. York held various positions at Daisy/Cadnetix, Inc., a supplier of computer aided design software and hardware systems, most recently serving as Vice President, Customer Support Division.

  J. Michael Cline has been a director of the Company since June 1994. Mr. Cline has been a general partner at General Atlantic Partners ("GAP"), a private investment firm, since September 1989. Mr. Cline is also a director of Digital Tools, Inc. and Management Information Technology, Inc. Mr. Cline earned a B.S. degree in Business from Cornell University and a M.B.A. degree from Harvard Business School.

  Christopher R. Gibbons has been a director of the Company since September 1995. Mr. Gibbons has been the Chief Information Officer at Microsoft Corporation, a packaged software developer, since July 1993. From December 1989 to June 1993, Mr. Gibbons was Senior Vice President and Chief Information Officer at Promus Companies, an operator of hotels, casinos and related service providers. Mr. Gibbons earned a B.A. degree in Economics from Lawrence University, and a M.S. degree in Accounting and Information Systems from the J.L. Kellogg Graduate School of Management at Northwestern University.

  Ronald Abelmann has been a director of the Company since August 1996. Mr. Abelmann has been the President and Chief Executive Officer of WindRiver Systems since March 1994. Prior to March 1994, he was the founding Chief Executive Officer of Vantage Analysis Systems. Prior to founding Vantage Analysis Systems, Mr. Abelmann was Group Vice President and General Manager of the Instrument Division of Varian Associates. Mr. Abelmann holds B.S. and M.S. degrees in Applied Physics from University of California at Los Angeles, and an M.B.A. from Stanford University.

  Max D. Hopper has been a director of the Company since April 1995. From November 1985 to January 1995, Mr. Hopper served in various positions at American Airlines, a subsidiary of AMR Corporation, an international travel provider, most recently serving as Senior Vice President, Information Systems and Chairman, The SABRE Group. Mr. Hopper is also a director of BBN Planet, Computer Language Research, Convex Corporation, Gartner Group, Inc., Gupta Corporation, USDATA Corporation and VTEL Corporation. Mr. Hopper earned a B.S. degree in Mathematics from the University of Houston.

  All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board. Ori Sasson and A. Aaron Omid are brothers. There are no other family relationships among any of the executive officers or directors of the Company.

BOARD COMMITTEES

  The Board of Directors has a Compensation Committee and an Audit Committee. The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company's officers and employees and administers the Company's Option Plan and Employee Stock Purchase Plan. The Audit Committee reviews the results and scope of the audit and other accounting related services and reviews and evaluates the Company's internal audit and control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of Messrs. Cline and Hopper, neither of whom is an officer or employee of the Company. No member of the Compensation Committee or executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

DIRECTOR COMPENSATION

  Directors receive no cash remuneration for serving on the Board. Non-employee directors are entitled to participate in the Company's Director Plan. See "Management--Employee Benefit Plans--Director Option Plan."

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by or paid for services rendered to the Company in all capacities during the past two fiscal years ended March 31, 1995 and March 31, 1996, respectively, to the Company's Chief Executive Officer and each of the Company's other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, and who were serving as executive officers at the end of the 1996 fiscal year, including the Company's former Chief Financial Officer (collectively, the "Named Executive Officers"). The Company does not presently have an employment agreement with any of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                      ANNUAL        LONG-TERM
                                                 COMPENSATION(1)   COMPENSATION
                                                ------------------ ------------
                                         FISCAL                      OPTIONS
       NAME AND PRINCIPAL POSITION        YEAR  SALARY(2) BONUS(3)   GRANTED
       ---------------------------       ------ --------- -------- ------------
   Ori Sasson                             1996   $96,000  $40,000    150,000
    Chairman, Chief Executive Officer
     and President                        1995    96,000    5,000         --
   William C. Leetham(4)                  1996   115,008   15,000     50,000
    Former Chief Financial Officer        1995     5,000       --         --
   A. Aaron Omid                          1996    96,000   60,000         --
    Vice President, Sales and Secretary   1995    96,000    5,000         --
   Lyle D. York                           1996    96,000   23,000     15,000
    Vice President, Customer Service      1995    91,696    5,000         --

- --------
(1) Excludes certain perquisites and other personal benefits, such as life insurance premiums paid by the Company. These amounts, in the aggregate, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for each executive officer.
(2) The current annual salaries for Messrs. Sasson, Omid and York are $150,000, $150,000 and $125,000, respectively.
(3) Includes bonus amounts earned in the fiscal year indicated even though such bonus amounts may be paid in a subsequent fiscal year.
(4) Mr. Leetham joined the Company in March 1995 and left the Company in September 1996.

 Option Grants and Exercises in Last Fiscal Year

  The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during fiscal 1996, as well as options held by such officers as of March 31, 1996, the last day of the Company's 1996 fiscal year.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                               POTENTIAL
                                                                           REALIZABLE VALUE
                                                                            AT ANNUAL RATES
                                                                            OF STOCK PRICE
                                                                             APPRECIATION
                                                                              FOR OPTION
                                       INDIVIDUAL GRANTS(1)                     TERM(2)
                         ------------------------------------------------- -----------------
                                 % OF TOTAL OPTIONS
                                     GRANTED TO     EXERCISE OR
                         OPTIONS    EMPLOYEES IN    BASE PRICE  EXPIRATION
          NAME           GRANTED    FISCAL YEAR      PER SHARE     DATE       5%      10%
          ----           ------- ------------------ ----------- ---------- -------- --------
Ori Sasson..............  50,000        4.5%          $ 7.48     9/13/05   $235,207 $596,060
Ori Sasson.............. 100,000        8.9            0.898     4/12/05     56,475  143,118
William C. Leetham......  50,000        4.5            0.816     4/12/05     25,659   65,025
A. Aaron Omid...........      --         --               --          --         --       --
Lyle D. York............  15,000        1.3             4.00     8/31/05     37,734   95,625


- --------
(1) Each of these options was granted pursuant to the Company's Option Plan and is subject to the terms of such plan.
(2) In accordance with the rules of the Securities and Exchange Commission (the "Commission"), shown are the hypothetical gains or "options spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Commission and do not represent the Company's estimate or projection of future increases in the price of its Common Stock.

   AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      FISCAL YEAR-END OPTION VALUE
                                           ---------------------------------------------------
                                             NUMBER OF UNEXERCISED   VALUE OF UNEXERCISED IN-
                          SHARES            OPTIONS AT FISCAL YEAR     THE-MONEY OPTIONS AT
                         ACQUIRED                    END:               FISCAL YEAR END(1):
                            ON     VALUE   ------------------------- -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
Ori Sasson..............     --        --    33,333       116,667     $470,062    $1,316,138
William C. Leetham......     --        --    12,500        37,500      177,300       531,900
A. Aaron Omid...........     --        --        --            --           --            --
Lyle D. York............  5,000    70,920    15,833        34,167      224,575       436,865

- --------
(1) The values for "in-the-money" options represent the difference between the exercise price of the respective options and the closing price of the Company's Common Stock on March 31, 1996, which was $15.00 per share.

EMPLOYEE BENEFIT PLANS

 1991 Stock Option Plan

  The Company's 1991 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors and the shareholders in November 1991 and amended in October 1992, April 1995, September 1995 and May 1996. An aggregate of 3,700,000 shares of Common Stock have been reserved for issuance under the Option Plan. The Option Plan provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees and consultants of the Company. The Option Plan may be administered by the Board or a committee approved by the Board in a manner that complies with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Currently, the Option Plan is administered by the Compensation Committee of the Board, which determines the terms of options and rights granted, including the exercise price, number of shares subject to the option or right and the exercisability thereof.

  Options granted under the Option Plan are not transferable other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the recipient only by such person. The exercise price of all incentive stock options granted under the Option Plan must be at least equal to the fair market value of the shares of Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option must not exceed five years. The term of all other options granted under the Option Plan may not exceed ten years.

 Director Option Plan

  The Company's Director Option Plan (the "Director Plan") provides for the grant of nonstatutory stock options to nonemployee directors of the Company. The Director Plan was approved by the Board and the shareholders in September 1995, at which time a total of 75,000 shares of Common Stock were authorized for issuance thereunder. The Director Plan is currently administered by the Board of Directors. Under the Director Plan, on the date of each nonemployee director's annual reelection to the Board, each director who has been a nonemployee director for at least six months will automatically receive a nonstatutory option to purchase 3,750 shares of the Company's Common Stock. In addition, each new nonemployee director is automatically granted a nonstatutory option to purchase 15,000 shares of Common Stock on the date upon which such person first becomes a nonemployee director.

  Options granted under the Director Plan have a term of ten years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Such options are not transferable by the optionee other than by will, to members of the optionee's family (or a trust for the benefit of the optionee or members of the optionee's family) or in certain other limited circumstances of transfer, and each option is exercisable during the lifetime of the director only by such director or a permitted transferee. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. The initial 15,000 share option grant vests as to 25% of the shares on the first anniversary of the date of grant and as to an additional 1/48th of the shares subject to such option each month thereafter. The 3,750 share annual grant vests in full four years following the grant date. In August, 1996, Messrs. Cline, Gibbons and Hopper were each granted options to purchase 3,750 shares under the Director Plan at an exercise price of $18.00 per share and in October 1996, Mr. Abelmann was granted an option to purchase 15,000 shares under the Director Plan at an exercise price of $39.25 per share.

  In the event of merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change in control transaction involving the Company, each option under the Director Plan may be assumed by the successor corporation, and in the event the successor corporation does not assume each option, the option shall become fully vested and exercisable for at least 30 days after written notice to the holder of the change in control event. Unless terminated sooner, the Director Plan will terminate in 2005. The Board has authority to amend or terminate the Director Plan, provided no such action may impair the rights of any optionee without the optionee's consent.

  Directors Christopher R. Gibbons and J. Michael Cline did not receive automatic initial grants upon joining the Board of Directors, and on August 16, 1996 were each granted, separate from the Director Plan, an option to purchase 15,000 shares of Common Stock issuable at an exercise price of $17.625 per share and vesting over four years.

 Employee Stock Purchase Plan

  The Company's Employee Stock Purchase Plan was adopted by the Board and the shareholders in September 1995, and became effective in November 1995. As of September 30, 1996, a total of 42,080 shares of Common Stock have been issued under the Purchase Plan and 157,920 shares of Common Stock have been reserved for issuance under the Purchase Plan. The Purchase Plan, which is intended to qualify under Section 423 of the Code, permits multiple overlapping offering periods of up to 27 months each, each of which may consist of one or more purchase periods. The Purchase Plan was implemented with overlapping offering periods of approximately 12 months duration, with two purchase periods of approximately six months each within any offering period. The Purchase Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to change the commencement date of future offering periods. All individuals employed by the Company or its subsidiaries on the commencement date of an offering period are eligible to participate in the Purchase Plan if they are employed by the Company for at least 20 hours per week and more than five months per calendar year, provided that any individual who holds 5% or more of the Company's Common Stock (directly or upon the exercise of options) is not eligible to participate. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's total compensation, including bonuses and sales commissions (or, if lower, $25,000 in any calendar year), at a price equal to 85% of the lower of the closing sale price for the Common Stock reported on the Nasdaq National Market at the beginning of the offering period and the end of each respective purchase period within the offering period. Employees may end their participation in the offering any time during the offering period, and participation ends automatically upon termination of employment with the Company. Unless terminated sooner, the Purchase Plan will terminate ten years from its effective date.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent provided by California law, including those circumstances where indemnification would otherwise be discretionary under California law. The Company believes that indemnification under its Bylaws covers at least negligence on the part of indemnified parties. The Bylaws authorize the use of indemnification agreements and the Company has entered into such agreements with each of its directors and officers. The Company plans to obtain officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any director or officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             CERTAIN TRANSACTIONS

  In June 1994, the Company sold shares of its Series B-1 Preferred Stock at $3.00 per share to the following investors: 914,033 shares to GAP 13; 85,967 shares to GAP Coinvestment; 16,667 shares to Bahram Nour-Omid and Iraj Barkohanai, as tenants in common; and 13,333 shares to the Imperial Trust, as Custodian for Iraj Barkohanai. Michael Cline, a director of the Company, is a general partner of GAP 13 and GAP Coinvestment.

  In June 1994, in connection with the Series B-1 Preferred Stock financing, the Company issued to the Series B-1 Preferred Stock investors warrants to purchase shares of Series B-2 Preferred Stock at an exercise price of $4.00 per share. Specifically, GAP 13, GAP Coinvestment, Bahram Nour-Omid and Iraj Barkohanai, as tenants in common, and the Imperial Trust, as Custodian for Iraj Barkohanai, received warrants to acquire up to 228,508 shares, 21,492 shares, 4,167 shares and 3,333 shares of Series B-2 Preferred Stock, respectively. The warrants were exercised in full in November 1995.

  Each share of Series A, Series B-1 and Series B-2 Preferred Stock converted into one share of Common Stock upon the closing of the Company's initial public offering in November 1995. Certain holders of the Common Stock issued upon conversion of the Series A, Series B-1 and Series B-2 Preferred Stock are entitled to certain rights to have their shares registered under the Securities Act. See "Description of Capital Stock--Registration Rights."

  The Company and Microsoft Corporation are parties to a software license agreement dated January 1, 1995. In fiscal 1996, the Company recognized approximately $465,000 of revenues from such contract. Christopher Gibbons, a director of the Company, is an officer of Microsoft Corporation.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of September 30, 1996, and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers,
(iv) all directors and officers as a group and (v) each Selling Shareholder. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

                                      BENEFICIAL                BENEFICIAL
                                    OWNERSHIP PRIOR  NUMBER   OWNERSHIP AFTER
                                      TO OFFERING      OF       OFFERING(1)
 5% BENEFICIAL OWNERS, DIRECTORS   ----------------- SHARES  -----------------
   AND NAMED EXECUTIVE OFFICERS     NUMBER   PERCENT OFFERED  NUMBER   PERCENT
 -------------------------------   --------- ------- ------- --------- -------
Ori Sasson(2)(3)(4)............... 1,324,582  11.0%  147,750 1,176,832   9.0%
A. Aaron Omid(2)(4)(5)............   998,000   8.4   197,750   800,250   6.1
Sharam Sasson(4)(6)(7)............ 1,014,000   8.5   295,500   718,500   5.5
Bahram Nour-Omid(4)(8)(9).........   851,704   7.1        --   851,704   6.5
David C. Schwab(10)(11)...........   695,000   5.8    50,000   645,000   4.9
Lyle D. York(2)...................        --     *        --        --     *
General Atlantic Partners(12)
 125 East 56th Street
 New York, NY 10022
 J. Michael Cline................. 2,366,666  19.8   150,000 2,216,666  17.0
Christopher R. Gibbons............        --     *        --        --     *
Ronald Abelmann...................        --     *        --        --     *
Max D. Hopper(13).................    10,937     *        --    10,937     *
William C. Leetham................       563     *        --       563     *
All executive officers and
 directors as a group
 (11 persons)(14)................. 4,287,579  35.7   354,500 3,933,079  29.8
OTHER SELLING SHAREHOLDERS
- --------------------------
Mark J. Barrenechea(15)...........    53,333     *     7,500    45,833     *
Jeffrey G. Bork(16)...............   105,728     *     1,500   104,228     *

- --------
 * Less than one percent.

 (1) Assumes no exercise of the underwriters' over-allotment option. If the over-allotment option is exercised in full, certain shareholders will sell an aggregate of 300,000 additional shares of Common Stock. Specifically, (i) Ori Sasson will sell 75,000 shares and beneficially own 1,101,832 shares, or 8.4% of the Company's outstanding Common Stock, after completion of the offering, (ii) A. Aaron Omid will sell 75,000 shares and beneficially own 725,250 shares, or 5.5% of the Company's outstanding Common Stock, after completion of the offering, (iii) Sharam Sasson will sell 75,000 shares and beneficially own 643,500 shares, or 4.9% of the Company's outstanding Common Stock, after completion of the offering and (iv) General Atlantic Partners ("GAP") will sell 75,000 shares and beneficially own 2,141,666 shares, or 16.4% of the Company's outstanding Common Stock, after completion of the offering.
 (2) The shareholder's address is c/o Scopus Technology, Inc., 1900 Powell Street, Suite 700, Emeryville, CA 94608.
 (3) Includes 290,000 shares subject to options held by GAP and 64,582 shares issuable upon the exercise of options held by Mr. Ori Sasson which are exercisable within 60 days of September 30, 1996. Also includes 570,000 held by Mr. Ori Sasson and Ms. Susan Sasson as trustees for their own benefit and 400,000 shares held in trust by Mr. Ori Sasson as trustee for the benefit of Mr. Sharam Sasson's minor children. Excludes 400,000 shares held in trust for the benefit of Mr. Ori Sasson's minor children. Mr. Sharam Sasson is the trustee of such trust and Mr. Ori Sasson disclaims beneficial ownership of such shares.

 (4) Messrs. Ori Sasson, A. Aaron Omid, Sharam Sasson and Bahram Nour-Omid are brothers.
 (5) Includes 290,000 shares subject to options held by GAP.
 (6) Mr. Sharam Sasson's address is c/o At Large Software, Inc., 5801 Christie Avenue, Suite 590, Emeryville, CA 94608.

 (7) Includes 290,000 shares subject to options held by GAP. Also includes 345,000 shares held in trust by Mr. Sharam Sasson and Ms. Fariba Sasson as trustees for their own benefit, and 400,000 shares held in trust by Mr. Sharam Sasson as trustee for the benefit of Mr. Ori Sasson's minor children. Excludes 400,000 shares held in trust for the benefit of Mr. Sharam Sasson's minor children. Mr. Ori Sasson is the trustee of such trust and Mr. Sharam Sasson disclaims beneficial ownership of such shares. The shares sold in this offering by Mr. Sharam Sasson include 50,000 of the shares held as trustee for the benefit of Mr. Ori Sasson's minor children.
 (8) Dr. Bahram Nour-Omid's address is 101 Lombard Street #207W, San Francisco, CA 94596.
 (9) Includes 290,000 shares subject to options held by GAP and 14,583 shares issuable upon the exercise of options held by Dr. Nour-Omid which are exercisable within 60 days of September 30, 1996. Excludes 450,000 shares held in trust for the benefit of Dr. Nour-Omid's minor children. Mr. Iraj Barkohanai is the trustee of such trust and Dr. Nour-Omid disclaims beneficial ownership of such shares.
(10) Mr. David C. Schwab's address is c/o Sierra Ventures, 3000 Sand Hill Road, Building 4, Suite 210, Menlo Park, CA 94025.
(11) Includes 40,000 shares subject to options held by GAP.
(12) Includes 1,066,371 shares held by General Atlantic Partners 13, L.P. and 100,295 shares held by GAP Coinvestment Partners, L.P. Includes 1,200,000 shares transferable to GAP upon the exercise of options held by funds affiliated with GAP. The general partner of General Atlantic Partners 13, L.P. is General Atlantic Partners, a New York general partnership. The general partners of General Atlantic Partners are Steven A. Denning, David C. Hodgson, Stephen P. Reynolds, J. Michael Cline, William O. Grabe and William E. Ford. The same individuals are the general partners of GAP Coinvestment Partners, L.P. Mr. Cline disclaims beneficial ownership of shares owned by General Atlantic Partners 13, L.P., GAP Coinvestment Partners, L.P. and the other GAP funds except to the extent of his pecuniary interest therein.
(13) Includes 5,937 shares issuable upon the exercise of options held by Mr. Hopper which are exercisable within 60 days of September 30, 1996.
(14) Includes 105,413 shares issuable upon the exercise of options which are exercisable within 60 days of September 30, 1996 and 1,200,000 shares transferable to GAP from shareholders of the Company who are not officers or directors upon the exercise of options held by funds affiliated with GAP.
(15) Includes 8,333 shares issuable upon the exercise of options held by Mr. Barrenechea which are exercisable within 60 days of September 30, 1996.
(16) Includes 18,228 shares issuable upon the exercise of options held by Mr. Bork which are exercisable within 60 days of September 30, 1996.

                          DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value, and 2,500,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK

  The holders of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders, and are entitled to cumulative voting with respect to the election of directors. Subject to preferences that may be applicable to outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior liquidation rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock to be outstanding upon completion of this offering will be fully paid and non-assessable.

PREFERRED STOCK

  The Company is authorized to issue 2,500,000 shares of undesignated Preferred Stock. The Board of Directors has the authority to issue the undesignated Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

REGISTRATION RIGHTS

  Pursuant to the Amended and Restated Rights Agreement dated as of June 10, 1994 among the Company and certain holders of its securities (the "Rights Agreement"), the holders of approximately 2.2 million shares of Common Stock (the "Registrable Securities"), including certain shares which may be sold by Selling Shareholders upon exercise in full of the Underwriters' over-allotment option, are entitled to certain rights with respect to the registration of the Registrable Securities under the Securities Act. Under the Rights Agreement, if the Company proposes to register any of its securities under the Securities Act, either for its own account or the account of other shareholders, the holders of Registrable Securities are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, if the Company receives a request from holders of at least 25% of the Registrable Securities (or such lesser amount if the offering size would exceed $5 million), the Company is obligated to cause such shares to be registered under the Securities Act. Holders of Registrable Securities have the right to cause two such demand registrations. Further, holders of Registrable Securities may require the Company to register all or a portion of their Registrable Securities on Form S-3, provided such form is available for use by the Company, subject to certain conditions and limitations. The holders' rights with respect to all such registrations are subject to certain conditions, including the right of the underwriters to limit the number of shares included in any such registration. With respect to all registrations other than those on Form S-3, the Company has agreed to pay all expenses related thereto, except for underwriting discounts and commissions and stock transfer taxes.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is Boston EquiServe.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have outstanding 13,076,521 shares of Common Stock (assuming no exercise of options after September 30, 1996). Of these shares, in addition to the 2,000,000 shares sold in this offering and shares currently traded or available for sale in the open market, an aggregate of approximately 4,830,000 shares currently outstanding and approximately 130,000 shares issuable upon the exercise of options (collectively, the "Lock-Up Securities") will become eligible for sale 90 days after the date of this Prospectus upon the expiration of certain lock-up agreements with the Company and the Underwriters, subject in certain cases to certain volume and other resale restrictions under Rule 144.

  The holders of the Lock-Up Securities, including all of the Company's officers, directors and each of the Selling Shareholders, have agreed with the Company or the Representatives that, until 90 days after the Effective Date, they will not sell, offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of Common Stock, any options or warrants to purchase shares of Common Stock, or any securities convertible or exchangeable for shares of Common Stock, owned directly by such holders or with respect to which they have power of disposition. The Company has also agreed not to sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or any rights to acquire Common Stock for a period of 90 days after the Effective Date without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain limited exceptions. The lock-up agreements may be released at any time as to all or any portion of the shares subject to such agreements at the sole discretion of Morgan Stanley & Co. Incorporated.

                                 UNDERWRITERS

  Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below, for whom Morgan Stanley & Co. Incorporated, Montgomery Securities, Donaldson, Lufkin & Jenrette Securities Corporation and UBS Securities LLC are serving as Representatives, have severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, severally, the respective number of shares of Common Stock set forth opposite their respective names below:

                                                                        NUMBER
      NAME                                                             OF SHARES
      ----                                                             ---------
      Morgan Stanley & Co. Incorporated...............................
      Montgomery Securities ..........................................
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      UBS Securities LLC..............................................
                                                                       ---------
        Total......................................................... 2,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel, and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock offered hereby directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that
represents a concession not in excess of $      per share under the public
offering price. Any Underwriter may allow, and such dealers may reallow, a
concession not in excess of $      per share to other Underwriters or to
certain other dealers.

  Certain Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an additional 300,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby.

  The Company, the Selling Shareholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The Company has agreed not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or enter into any swap or similar agreement that transfers, in whole or in part, the economic risk of ownership of the Common Stock, for a period of 90 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, subject to certain limited exceptions.

  See "Shares Eligible for Future Sale" for a description of certain arrangements by which the Selling Shareholders, officers and directors of the Company have agreed not to sell or otherwise transfer the Common Stock or convertible securities of the Company held by them for up to 90 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated.

  Morgan Stanley & Co. Incorporated, Montgomery Securities and UBS Securities LLC were the representatives of the several underwriters in the Company's initial public offering of 2,760,000 shares of Common Stock in November 1995, for which they received customary underwriting discounts and commissions.

  In connection with the offering, certain Underwriters and selling group members (if any) or their respective affiliates who are qualified registered market makers on the Nasdaq National Market, may engage in passive market making transactions in the Common Stock of the Company on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934, as amended, during the two business day period before commencement of offers or sales of the Common Stock. The passive market making transactions must comply with applicable price and volume limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the securities. If all independent bids are lowered below the passive market maker's bid, however, such bid of the passive market maker must then be lowered when certain purchase limits are exceeded. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a price period and must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Morrison & Foerster LLP, Palo Alto, California.

                                    EXPERTS

  The consolidated balance sheets as of March 31, 1995 and 1996 and the consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information with respect to the Company and such Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this Prospectus concerning the contents of any contract or any other document referred to are not necessarily complete, and reference is made in each instance to the copy of such contract or document filed as an exhibit to the Registration Statement. Each such statement is qualified in all respects by such reference to such exhibit. A copy of the Registration Statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied (at prescribed rates) at the Commission's Public Reference Section, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, as well as the New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. In addition, the Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. Quotations relating to the Company's Common Stock appear on the Nasdaq National Market and such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                            SCOPUS TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Coopers & Lybrand L.L.P., Independent Accountants................ F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Shareholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Scopus Technology, Inc.:

  We have audited the accompanying consolidated balance sheets of Scopus Technology, Inc. and Subsidiaries as of March 31, 1995 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Scopus Technology, Inc. and Subsidiaries as of March 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                         /s/ Coopers & Lybrand L.L.P.

Oakland, California
April 30, 1996

                    SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                      MARCH 31,
                                                   ---------------  SEPTEMBER 30,
                      ASSETS                        1995    1996        1996
                      ------                       ------- -------  -------------
                                                                     (UNAUDITED)
 Current assets:
   Cash and cash equivalents.....................  $ 3,001 $21,792     $17,411
   Investments...................................      552   7,462      10,701
   Accounts receivable, net of allowance for
    doubtful accounts of $349, $665 and $1,300
    for March 31, 1995 and 1996 and
    September 30, 1996, respectively.............    5,653   7,530      11,453
   Prepaid expenses and other....................      236     648         761
   Deferred income taxes.........................      321     574       1,103
                                                   ------- -------     -------
     Total current assets........................    9,763  38,006      41,429
 Property and equipment, net.....................    1,658   2,734       5,306
 Other assets....................................        3     841       1,607
                                                   ------- -------     -------
     Total assets................................  $11,424 $41,581     $48,342
                                                   ======= =======     =======
 LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE
     PREFERRED STOCK AND SHAREHOLDERS' EQUITY
 ------------------------------------------------
 Current liabilities:
   Accounts payable..............................  $   733 $ 1,561     $ 2,779
   Accrued liabilities...........................    1,558   2,544       3,601
   Income taxes payable..........................      273     740         839
   Deferred revenue..............................    1,528   3,270       3,663
                                                   ------- -------     -------
     Total current liabilities...................    4,092   8,115      10,882
 Deferred tax liabilities........................       32      11          --
                                                   ------- -------     -------
     Total liabilities...........................    4,124   8,126      10,882
                                                   ------- -------     -------
 Commitments
 Mandatorily redeemable convertible preferred
  stock, Series A, $0.01 par value; issued and
  outstanding 1,590,910 shares for March 31, 1995
  and none at March 31 and September 30, 1996....    1,400      --          --
                                                   ------- -------     -------
 Shareholders' equity:
  Convertible preferred stock, Series B, $0.01
   par value; issued and outstanding 1,263,333
   shares at March 31, 1995 and none at March 31
   and September 30, 1996........................       13      --          --
  Preferred stock, $0.01 par value; 2,500,000
   shares authorized; none issued and
   outstanding...................................       --      --          --
  Common stock, $0.001 par value; authorized
   50,000,000; issued and outstanding, 6,313,718,
   11,705,557 and 11,926,521 shares at March 31,
   1995 and 1996, and September 30, 1996,
   respectively..................................        6      12          12
  Additional paid-in capital.....................    4,096  29,944      31,509
  Deferred compensation..........................       --    (271)       (179)
  Cumulative translation adjustment..............        1      (4)         (5)
  Retained earnings..............................    1,784   3,774       6,123
                                                   ------- -------     -------
     Total shareholders' equity..................    5,900  33,455      37,460
                                                   ------- -------     -------
     Total liabilities, mandatorily redeemable
      preferred stock and shareholders' equity...  $11,424 $41,581     $48,342
                                                   ======= =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                SIX MONTHS
                                                                   ENDED
                                     YEAR ENDED MARCH 31,      SEPTEMBER 30,
                                    ------------------------  ----------------
                                     1994    1995     1996     1995     1996
                                    ------  -------  -------  -------  -------
                                                                (UNAUDITED)
Revenues:
  Licenses......................... $5,011  $11,097  $19,753  $ 7,704  $17,424
  Services and maintenance.........  1,524    4,153    8,843    4,345    6,380
                                    ------  -------  -------  -------  -------
    Total revenues.................  6,535   15,250   28,596   12,049   23,804
                                    ------  -------  -------  -------  -------
Cost of revenues:
  Licenses.........................    305      601      874      626      839
  Services and maintenance.........    554    3,340    6,915    4,028    4,178
                                    ------  -------  -------  -------  -------
    Total cost of revenues.........    859    3,941    7,789    4,654    5,017
                                    ------  -------  -------  -------  -------
Gross margin.......................  5,676   11,309   20,807    7,395   18,787
                                    ------  -------  -------  -------  -------
Operating expenses:
  Sales and marketing..............  2,754    5,937   10,565    4,051    9,703
  Research and development.........  1,532    2,716    5,382    2,283    3,860
  General and administrative.......    714    1,170    2,169      752    2,050
                                    ------  -------  -------  -------  -------
    Total operating expenses.......  5,000    9,823   18,116    7,086   15,613
                                    ------  -------  -------  -------  -------
    Income from operations.........    676    1,486    2,691      309    3,174
Interest expense...................    (33)     (16)     (22)      (6)      --
Interest income....................     55      139      515       63      605
Other nonoperating expense.........     --      (64)     (25)      (6)     (29)
                                    ------  -------  -------  -------  -------
    Income before income taxes.....    698    1,545    3,159      360    3,750
Provision for income taxes.........    131      572    1,169      133    1,401
                                    ------  -------  -------  -------  -------
    Net income..................... $  567  $   973  $ 1,990  $   227  $ 2,349
                                    ======  =======  =======  =======  =======
Net income per share............... $ 0.07  $  0.10  $  0.18  $  0.02  $  0.18
                                    ======  =======  =======  =======  =======
Weighted average common and common
 equivalent shares.................  8,476    9,683   10,965   10,786   12,757
                                    ======  =======  =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

          (IN THOUSANDS, EXCEPT NUMBERS OF SHARES AND PER SHARE DATA)

                             SERIES B
                            CONVERTIBLE
                          PREFERRED STOCK     COMMON STOCK    ADDITIONAL              CUMULATIVE               TOTAL
                         ------------------ -----------------  PAID-IN     DEFERRED   TRANSLATION RETAINED SHAREHOLDERS'
                           SHARES    AMOUNT   SHARES   AMOUNT  CAPITAL   COMPENSATION ADJUSTMENT  EARNINGS    EQUITY
                         ----------  ------ ---------- ------ ---------- ------------ ----------- -------- -------------
Balances at March 31,
 1993..................          --   $ --   5,246,743  $ 5    $   200      $  --         $--      $  244     $   449
Common shares issued
 for cash upon exercise
 of options............          --     --   1,028,999    1        109         --          --          --         110
Net income.............          --     --          --   --         --         --          --         567         567
                         ----------   ----  ----------  ---    -------      -----         ---      ------     -------
Balances at March 31,
 1994..................          --     --   6,275,742    6        309         --          --         811       1,126
Common shares issued
 for cash upon exercise
 of options............          --     --      37,976   --         31         --          --          --          31
Preferred stock issued
 for cash at $3.00 per
 share, net of issuance
 costs of $21..........   1,263,333     13          --   --      3,756         --          --          --       3,769
Net income.............          --     --          --   --         --         --          --         973         973
Translation adjustment.          --     --          --   --         --         --           1          --           1
                         ----------   ----  ----------  ---    -------      -----         ---      ------     -------
Balances at March 31,
 1995..................   1,263,333     13   6,313,718    6      4,096         --           1       1,784       5,900
Common shares issued
 for cash upon exercise
 of options............          --     --      90,653   --         74         --          --          --          74
Issuance of Common
 Stock in public
 offering, net of
 issuance costs of
 $968..................          --     --   2,225,000    2     23,861         --          --          --      23,863
Conversion of
 mandatorily redeemably
 preferred stock,
 Series A..............          --     --   1,590,910    2      1,398         --          --          --       1,400
Conversion of Series B
 preferred stock.......  (1,263,333)   (13)  1,263,333    1         12         --          --          --          --
Common stock issued for
 cash on exercise of
 Series B-2 warrants...          --     --      34,167   --        137         --          --          --         137
Common stock issued on
 non-cash exercise of
 Series B-2 warrants...          --     --     187,776    1         (1)        --          --          --          --
Issuance of stock
 options below fair
 value.................          --     --          --   --        367       (367)         --          --          --
Amortization of
 deferred compensation
 related to stock
 options...............          --     --          --   --         --         96          --          --          96
Net income.............          --     --          --   --         --         --          --       1,990       1,990
Translation adjustment.          --     --          --   --         --         --          (5)         --          (5)
                         ----------   ----  ----------  ---    -------      -----         ---      ------     -------
Balances at March 31,
 1996..................          --     --  11,705,557   12     29,944       (271)         (4)      3,774      33,455
Common shares issued
 for cash upon
 exercising of options
 (unaudited)...........          --     --     178,884   --        225         --          --          --         225
Issuance of stock under
 Employee Stock
 Purchase Plan
 (unaudited)...........          --     --      42,080   --        429         --          --          --         429
Tax benefit of
 disqualifying
 dispositions
 (unaudited)...........          --     --          --   --        955         --          --          --         955
Cancellation of stock
 options issued below
 fair value (unaudited)          --     --          --   --        (44)        44          --          --          --
Amortization of
 deferred compensation
 in relation to stock
 options (unaudited)...          --     --          --   --         --         48          --          --          48
Net income (unaudited).          --     --          --   --         --         --          --       2,349       2,349
Translation adjustments
 (unaudited)...........          --     --          --   --         --         --          (1)         --          (1)
                         ----------   ----  ----------  ---    -------      -----         ---      ------     -------
Balances at September
 30, 1996 (unaudited)..          --     --  11,926,521  $12    $31,509      $(179)        $(5)     $6,123     $37,460
                         ==========   ====  ==========  ===    =======      =====         ===      ======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                    SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              SIX MONTHS ENDED
                                     YEAR ENDED MARCH 31,       SEPTEMBER 30
                                     -----------------------  -----------------
                                      1994    1995    1996     1995      1996
                                     ------  ------  -------  -------- --------
                                                                (UNAUDITED)
                                                                -----------
Cash flows from operating
 activities:
  Net income.......................  $  567  $  973  $ 1,990  $   227  $  2,349
  Adjustments to reconcile net
   income to net cash provided by
   (used in) operating activities:
  Depreciation and amortization....     187     519      947      399       830
  Noncash charges (credits), net...    (216)    193     (126)    (151)      429
  Changes in assets and
   liabilities:
   (Increase) decrease in
    receivables....................  (2,375) (2,322)  (1,882)  (2,438)   (3,923)
   Decrease (increase) in prepaid
    expenses and other.............    (261)     71   (1,167)    (171)     (893)
   Decrease (increase) in deferred
    income taxes...................    (148)   (138)    (357)      24      (526)
   Increase in accounts payable....     371     286      828      248     1,218
   Increase in accrued liabilities.     456     875      986      153     1,057
   Increase (decrease) in income
    taxes payable..................     187      17      467     (207)       99
   Increase in deferred revenue....     679     686    1,742    1,043       393
                                     ------  ------  -------  -------  --------
  Net cash provided by (used in)
   operating activities............    (553)  1,160    3,428     (873)    1,033
                                     ------  ------  -------  -------  --------
Cash flows used in investing
 activities:
  Purchase of investments..........     (42)     --   (7,466)      --    (5,944)
  Proceeds from sale of
   investments.....................     450      --      555      555     2,700
  Payments for purchase of fixed
   assets..........................    (492) (1,516)  (1,815)    (605)   (2,828)
  Proceeds from disposal of fixed
   assets..........................      --      14       15        3         4
                                     ------  ------  -------  -------  --------
  Net cash used in investing
   activities......................     (84) (1,502)  (8,711)     (47)   (6,068)
                                     ------  ------  -------  -------  --------
Cash flows from financing
 activities:
  Proceeds from exercise of common
   stock options and purchases
   under employee stock plans......     110      31       74       11       654
  Proceeds from issuance of
   preferred stock.................     400   3,769       --       --        --
  Proceeds from initial public
   offering, net...................      --      --   23,863       --        --
  Proceeds from exercise of
   warrants........................      --      --      137       --        --
  (Repayments) borrowings under
   line of credit, net.............     350    (750)      --       --        --
                                     ------  ------  -------  -------  --------
  Net cash provided by financing
   activities......................     860   3,050   24,074       11       654
                                     ------  ------  -------  -------  --------
  Net increase (decrease) in cash
   and cash equivalents............     223   2,708   18,791     (909)   (4,381)
Cash and cash equivalents at
 beginning of period...............      70     293    3,001    3,001    21,792
                                     ------  ------  -------  -------  --------
Cash and cash equivalents at end of
 period............................  $  293  $3,001  $21,792  $ 2,092  $ 17,411
                                     ======  ======  =======  =======  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION:

  Scopus Technology, Inc. and its subsidiaries (the "Company") is a leading provider of client/server software solutions for the customer information management market. The Company's applications that automate external customer support, the product design change process, sales and marketing activities and internal help desk support. The Company's applications are designed to enable organizations to build a customer information knowledgebase that can be accessed and utilized by individuals throughout the enterprise to improve the effectiveness and efficiency of customer support in order to increase customer satisfaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation:

  The consolidated financial statements of the Company include the accounts of Scopus Technology, Inc. and its wholly-owned subsidiaries, Scopus Technology U.K. Limited, Scopus Technology Canada Inc. and Scopus Technology France SARL. All significant intercompany accounts and transactions are eliminated in consolidation.

 Unaudited Interim Financial Information:

  The consolidated financial statements as of and for the six month periods ended September 30, 1995 and 1996 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results for such periods. The results of operations for the six months ended September 30, 1996 are not necessarily indicative of results to be expected for the full fiscal year.

 Revenue Recognition:

  The Company recognizes revenue in accordance with the provisions of Statement of Position 91-1 "Software Revenue Recognition." The Company generates revenue primarily from licensing the rights to use its software products to end users and to a lesser extent from sublicense fees from resellers. The Company also generates revenues from consulting, training and post-contract support ("maintenance") services performed for customers who license its products.

  Revenues from perpetual software license agreements are recognized as revenue upon receipt of an executed license agreement, (or an unconditional purchase order under an existing license agreement), and shipment of the software, if there are no significant post-delivery obligations and collection of the receivables is probable.

  Revenues from maintenance are recognized ratably over the term of the maintenance period, which is typically one year. If maintenance services are included free of charge or discounted in a license agreement, such amounts are unbundled from the license fee at their fair market value based upon the value established by independent sales of such maintenance to customers.

  Consulting and training revenues are generally recognized as the services are performed. Consulting services are typically performed under separate service agreements and are usually performed on a time and materials basis. Such services primarily consist of implementation services related to the installation of the Company's products and do not include significant customization to or development of the underlying software code.

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

 Cost of Revenues:

  Cost of licenses includes the cost of media, product packaging, documentation and other production costs, and third-party royalties.

  Cost of services consists primarily of salaries, benefits and allocated overhead costs related to consulting, training and customer support personnel, including cost of services provided by third party consultants engaged by the Company.

 Cash and Cash Equivalents:

  The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company's cash and cash equivalents are maintained with a bank and a brokerage institution.

 Investments:

  At March 31 and September 30, 1996, the Company's investments consisted primarily of treasury notes and municipal notes and bonds. Remaining maturities at the time of purchase are generally less than one year. At March 31, 1995, the Company's investments consisted of shares of a mutual fund which invests in securities guaranteed by the U.S. government or its agencies with an average remaining maturity of not more than five years.

  Effective April 1, 1994, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that securities be classified as "held to maturity," "available for sale" or "trading," and the securities in each classification be accounted for at either amortized cost or fair market value, depending upon their classification. The Company has the intent and ability to hold all investments until maturity. Therefore, all such investments are classified as held to maturity investments and carried at amortized cost in the accompanying financial statements. At March 31, 1996, the amortized cost of the Company's investments approximated fair value.

  As of March 31, 1996, the Company's investments consisted of the following (in thousands):

                                                                     MATURITY OF
                                                           AMORTIZED SECURITIES
                                                             COST    WITHIN ONE
                                                             BASIS      YEAR
                                                           --------- -----------
      Municipal debt securities...........................  $6,462     $6,462
      U.S. Treasury debt securities.......................   1,000      1,000
                                                            ------     ------
                                                            $7,462     $7,462
                                                            ======     ======

 Software Development Costs:

  The Company anticipates capitalizing eligible software development costs upon the establishment of technological feasibility which the Company has defined as completion of a working model. The period of time beginning with the establishment of a working model and ending when a product is offered for sale is typically very short. Accordingly, costs which were eligible for capitalization were insignificant and, thus the Company has charged all software development costs to research and development expense in the accompanying consolidated statements of operations.

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

 Property and Equipment:

  Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of two to three years for computer hardware and software, five years for furniture and fixtures, and over the remaining term of the principal facility lease for leasehold improvements.

  When assets are sold or retired, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations. Maintenance and repairs are charged to operations as incurred.

 Income Taxes:

  Income taxes are accounted for in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109). Under SFAS No. 109, deferred income tax liabilities and assets are determined based on the difference between the financial reporting amounts and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates in effect for the years in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

 Foreign Currency Translations and Transactions:

  The accounts of the Company's U.K., Canadian and French subsidiaries are translated into U.S. dollars at period end rates of exchange. Revenues and expenses are translated at average rates for the period. The resultant translation adjustments are shown as a separate component of shareholders' equity. Gains and losses from foreign currency transactions are included in the determination of net income and are not material.

 Computation of Earnings Per Share:

  Net income per common share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during each period. Fully diluted and primary earnings per common share are the same amounts for each of the periods presented. Dilutive common equivalent shares consist of stock options and warrants (using the treasury stock method) and convertible preferred stock. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common shares issued by the Company during the twelve months immediately preceding an offering date, plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of stock options (using the treasury stock method and the proposed public offering price), have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented. Convertible preferred stock issued and outstanding is treated as if converted to common stock on their respective dates of original issuance.

 Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

 Accounting for Stock-Based Compensation:

  In October 1995, Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," (FAS 123) was issued and is effective for the Company's 1997 fiscal year. The Company intends to continue to account for employee stock options in accordance with APB Opinion No. 25 and will make the pro forma disclosures required by FAS 123 in fiscal 1997.

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

3. CONCENTRATIONS OF CREDIT RISK:

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as credit worthy. The Company's customer base consists primarily of large, well established companies. Five customers accounted for approximately 40%, 41% and 36% of net accounts receivable as of March 31, 1995 and 1996 and September 30, 1996, respectively. The Company provides reserves for credit losses which have not been significant to date. In fiscal 1994, one customer accounted for 12% of total revenues. In fiscal 1995 and 1996 and for the six month periods ended September 30, 1995 and 1996, there were no customers that accounted for greater than 10% of revenues.

4. PROPERTY AND EQUIPMENT:

  Property and equipment, at cost, consist of the following:

                                               MARCH 31,      SEPTEMBER 30,
                                             ---------------      1996
                                              1995    1996     (UNAUDITED)
                                             ------  -------  ------------- ---
                                                    (IN THOUSANDS)
      Computer equipment and software....... $1,742  $ 3,484     $ 6,363
      Furniture and fixtures................    493      740       1,095
      Leasehold improvements................     43       70         236
                                             ------  -------     -------
                                              2,278    4,294       7,694
      Less accumulated depreciation and
       amortization.........................   (620)  (1,560)     (2,388)
                                             ------  -------     -------
        Total property and equipment, net... $1,658  $ 2,734     $ 5,306
                                             ======  =======     =======

5. INCOME TAXES:

  The components of the provision for income taxes are as follows:

                                                            YEAR ENDED MARCH
                                                                  31,
                                                           --------------------
                                                           1994   1995    1996
                                                           -----  -----  ------
                                                             (IN THOUSANDS)
      Federal:
        Current........................................... $ 240  $ 565  $1,200
        Deferred..........................................  (120)  (130)   (335)
                                                           -----  -----  ------
                                                             120    435     865
                                                           -----  -----  ------
      State:
        Current...........................................    39    129     283
        Deferred..........................................   (28)    (8)    (22)
                                                           -----  -----  ------
                                                              11    121     261
                                                           -----  -----  ------
      Foreign--current....................................    --     16      43
                                                           -----  -----  ------
        Provision for income taxes........................ $ 131  $ 572  $1,169
                                                           =====  =====  ======

                    SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

  The effective income tax rate differs from the statutory federal income tax rate for the following reasons:

                                                                YEAR ENDED
                                                                 MARCH 31,
                                                              -----------------
                                                              1994   1995  1996
                                                              -----  ----  ----
      Statutory federal income tax rate......................  34.0% 34.0% 34.0%
      States taxes, net of federal income tax benefit........   6.1   6.1   6.1
      Utilization of research and development credits........ (18.0) (7.6) (4.1)
      Other..................................................  (3.3)  4.5   1.0
                                                              -----  ----  ----
                                                               18.8% 37.0% 37.0%
                                                              =====  ====  ====

  Significant components of the Company's deferred tax balances are as follows:

                                                                    MARCH 31,
                                                                   ------------
                                                                   1995   1996
                                                                   -----  -----
                                                                  (IN THOUSANDS)
      Deferred tax assets:
        Current:
          Accrued employee benefits............................... $  81  $ 161
          Allowance for doubtful accounts.........................   140    267
          Deferred rent...........................................    52     30
          States taxes............................................    48     94
          Capital loss carryforward...............................    --     22
        Noncurrent--prepaid royalties.............................    --     83
                                                                   -----  -----
            Total deferred tax assets.............................   321    657
                                                                   -----  -----
        Deferred tax liabilities:
          Noncurrent--property and equipment......................   (32)   (11)
                                                                   -----  -----
            Total deferred tax liabilities........................   (32)   (11)
                                                                   -----  -----
            Net deferred tax assets............................... $ 289  $ 646
                                                                   =====  =====

6. ACCRUED LIABILITIES:

  Accrued liabilities consist of the following:

                                                       MARCH 31,   SEPTEMBER 30,
                                                     -------------     1996
                                                      1995   1996   (UNAUDITED)
                                                     ------ ------ -------------
                                                           (IN THOUSANDS)
      Employee compensation......................... $  389 $  994    $1,278
      Commissions...................................    423    842     1,392
      Sales and use tax.............................    105     98       340
      Consulting....................................    303     --        --
      Royalties.....................................     --    134       211
      Other.........................................    338    476       380
                                                     ------ ------    ------
        Total....................................... $1,558 $2,544    $3,601
                                                     ====== ======    ======

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

7. LINE OF CREDIT:

  As of March 31, 1996, the Company had a $4,000,000 line of credit agreement with a bank under which there were no amounts outstanding. Advances under the line accrued interest at the bank's prime rate plus 1.0% per annum and were collateralized by substantially all of the Company's assets. The line of credit agreement contained restrictive covenants, including minimum profitability levels and maintenance of specified levels of tangible net worth and certain financial ratios. The line of credit agreement also prohibited the payment of cash dividends without the consent of the bank. The line expired in September 1996 and the Company has not renewed it.

8. COMMITMENTS:

 Leases:

  The Company leases administrative and sales offices under noncancellable operating leases and subleases expiring through March 2001. Total rent expense for the years ended March 31, 1994, 1995 and 1996 and the six month periods ended September 30, 1995 and 1996 (unaudited) aggregated $217,000, $648,000, $859,000, $356,000 and $693,000, respectively. Minimum future rental payments under these operating leases as of March 31, 1996, are as follows (in thousands):

      Fiscal years ending March 31:
        1997............................................................ $  910
        1998............................................................    789
        1999............................................................    788
        2000............................................................    460
        2001............................................................     79
                                                                         ------
                                                                         $3,026
                                                                         ======

9. PREFERRED STOCK:

  At March 31, 1996, the Company was authorized to issue 2,500,000 shares of preferred stock. No preferred stock was issued or outstanding as of September 30, 1996.

  In November 1992, the Company had issued 1,590,910 shares of Series A preferred stock for gross proceeds of $1,400,000.

  In June 1994, 1,263,333 shares of Series B-1 preferred stock were issued at a price of $3.00 per share for proceeds of $3,768,684, net of issuance costs of $21,315. In conjunction with this issuance, the purchasers received warrants to purchase up to 315,833 shares of Series B-2 preferred stock. The warrants were exercisable, at an exercise price of $4.00 per share. In connection with the initial public offering of the Company's common stock, warrants to purchase 34,167 shares of Series B-2 preferred stock were exercised for cash and 187,776 shares of Series B-2 preferred stock were issued upon the cashless exercise of the remaining 281,666 warrants. All outstanding shares of Series A preferred stock and Series B preferred stock were automatically converted into common stock upon the initial public offering.

10. STOCK OPTIONS:

  In December 1991, the Company adopted the 1991 Stock Option Plan (the "Plan") under which eligible employees, directors, and consultants can receive options to purchase shares of the Company's common stock at a price generally not less than 100% and 85% of the fair value of the common stock on the date of the grant of

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES incentive stock options and nonstatutory stock options, respectively. Stock purchase rights may also be granted under the Plan. The Plan, as amended in July 1996, allows for the issuance of a maximum of 3,700,000 shares of the Company's common stock. This number of shares of common stock has been reserved for issuance under the Plan. The options granted under the Plan are exercisable over a maximum term of ten years from the date of grant and generally vest in various installments over a four-year period. Shares sold under the Plan are subject to various restrictions as to resale and right of repurchase by the Company.

  A summary of the activity under the Plan is set forth below:

                                                          OPTIONS OUTSTANDING
                                              SHARES    ------------------------
                                            AVAILABLE   NUMBER OF     EXERCISE
                                            FOR GRANT     SHARES       PRICE
                                            ----------  ----------  ------------
Balance at March 31, 1993.................   1,273,281     855,000  $0.008-0.816
  Granted.................................    (834,000)    834,000     0.816
  Exercised...............................          --  (1,028,999)  0.008-0.816
  Forfeited...............................     398,250    (398,250)  0.570-0.816
                                            ----------  ----------  ------------
Balance at March 31, 1994.................     837,531     261,751     0.816
  Granted.................................    (351,750)    351,570     0.816
  Exercised...............................          --     (37,976)    0.816
  Forfeited...............................     106,381    (106,381)    0.816
                                            ----------  ----------  ------------
Balance at March 31, 1995.................     592,162     469,144     0.816
  Authorized..............................   1,063,907          --       --
  Granted.................................  (1,119,675)  1,119,675   0.816-14.50
  Exercised...............................          --     (90,653)    0.816
  Forfeited...............................     147,473    (147,473)  0.816-12.00
                                            ----------  ----------  ------------
Balance at March 31, 1996.................     683,867   1,350,693  $0.816-14.50
  Authorized (unaudited)..................     500,000          --       --
  Granted (unaudited).....................    (270,550)    270,550   13.00-18.00
  Exercised (unaudited)...................          --    (178,884)  0.816-6.80
  Forfeited (unaudited)...................     119,753    (119,753)  0.816-16.25
                                            ----------  ----------  ------------
Balance at September 30, 1996 (unaudited).   1,033,070   1,322,606  $0.816-18.00
                                            ==========  ==========  ============
Exercisable at September 30, 1996
 (unaudited)..............................                 308,307  $0.816-14.75
                                                        ==========  ============

  In compliance with the terms of the Plan, the Company entered into a restricted stock purchase agreement in March 1994 with one of its executives. The executive had previously been granted options to purchase an aggregate of 850,000 shares of common stock of the Company. Pursuant to the March agreement, the executive exercised all the options, subject to the original vesting schedule. At September 30, 1996, all of such shares were vested.

  The Company has recorded deferred compensation of $367,000 for options granted during the year ended March 31, 1996. This deferred compensation is amortized ratably over the vesting period of the related options.

  In September 1995, the Company adopted a stock option plan for non-employee members of its Board of Directors (the "Director Plan") pursuant to which 75,000 shares of the Company's common stock have been reserved for issuance. As of September 30, 1996, 41,250 options were granted and outstanding under the plan.

  In addition, two directors declined their automatic initial grants under the Director Plan. On August 16, 1996, such directors were each granted, separate from the Director Plan, an option to purchase 15,000 shares of Common Stock at the fair market value of the Common Stock at the date of grant. Such options will vest ratably over a four year period and none have been exercised as of September 30, 1996.

                   SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

  In September 1995, the Company adopted the 1995 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 200,000 shares of the Company's common stock has been reserved for issuance under the Purchase Plan. The Purchase Plan enables eligible employees to purchase common stock at 85% of the lesser of the fair market value of the Company's common stock on (i) the date of the participant's entry into a one-year offering period, or (ii) the end of the applicable six-month purchase segment within such offering period. As of September 30, 1996, 42,080 shares were issued under this plan.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

  In conjunction with the initial public offering, all shares of Series A and B preferred stock were automatically converted into common stock.
Additionally, 281,666 Series B-2 warrants were exercised on a net exercise basis of 187,776 shares of common stock.

  Other supplemental cash flow information is as follows:

                                                                   SIX MONTHS
                                                 YEAR ENDED MARCH     ENDED
                                                       31,        SEPTEMBER 30,
                                                 ---------------- -------------
                                                 1994 1995  1996   1995   1996
                                                 ---- ---- ------ ------ ------
                                                                   (UNAUDITED)
      Cash paid during the year for:
        Interest................................ $32  $ 16 $   22 $    1 $   --
                                                 ===  ==== ====== ====== ======
        Income taxes............................ $92  $702 $1,071 $  321 $  874
                                                 ===  ==== ====== ====== ======

12. 401(K) SAVINGS PLAN:

  The Company adopted a 401(k) plan for employees on April 1, 1994. All employees who meet certain service requirements are eligible to participate. Matching contributions are at the discretion of the Company. As of September 30, 1996, the Company had not elected to make any discretionary contributions.

                                      LOGO

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered hereby. All amounts are estimates except the SEC registration fee and the NASD filing fee.

                                                                    AMOUNT TO BE
                                                                      PAID BY
                                                                     REGISTRANT
                                                                    ------------
        SEC Registration Fee.......................................   $ 26,010
        NASD Filing Fee............................................      9,082
        Nasdaq National Market Fee For Additional Shares...........     17,500
        Printing...................................................     85,000
        Legal Fees and Expenses....................................    150,000
        Accounting Fees and Expenses...............................     60,000
        Blue Sky Fees and Expenses.................................     10,000
        Custodial Fees.............................................      2,000
        Transfer Agent and Registrar Fees..........................      1,000
        Miscellaneous..............................................     39,408
                                                                      --------
            Total..................................................   $400,000
                                                                      ========

- --------
  The Registrant intends to pay all expenses of registration, issuance and distribution, excluding underwriter's discounts, commissions and stock transfer taxes with respect to shares being sold by the Selling Shareholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article IV of the Registrant's Restated Articles of Incorporation (Exhibit 3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California Corporations Code. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. Reference is also made to Section 9 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities and Section 11 of the Amended and Restated Rights Agreement (Exhibit 10.5 hereto), which provides for the cross indemnification of certain of the Company shareholders and the Company, its officers and directors against certain liabilities under the Securities Act or otherwise.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In the three years prior to the effective date of this Registration Statement, the Registrant has issued and sold the following unregistered securities:

  (1) Between November 1, 1993 and November 17, 1995, the Registrant issued and sold an aggregate of 1,095,086 shares of Common Stock to an aggregate of 27 employees and non-employee consultants pursuant to the exercise of stock options under its 1991 Stock Option Plan for an aggregate cash consideration of approximately $1,028,210.

  (2) In June 1994, the Registrant issued and sold an aggregate of 1,263,333 shares of Series B-1 Preferred Stock to five venture capital funds, a trust and two individuals, as tenants in common, for aggregate cash consideration of $3,789,999.

  (3) In June 1994, the Registrant issued and sold warrants exercisable for an aggregate of 315,833 shares of Series B-2 Preferred Stock to five venture capital funds, a trust and two individuals, as tenants in common, at an exercise price per share of $4.00.

  There were no underwriters involved in connection with the transactions set forth above. The issuances of the securities set forth in this Item 15 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act or pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS

  (a) EXHIBITS

     EXHIBIT
     NUMBER  DESCRIPTION OF DOCUMENT
     ------- -----------------------
      1.1*   Form of Underwriting Agreement.
      3.1(1) Restated Articles of Incorporation of Registrant.
      3.2(2) Bylaws of Registrant.
      4.1(2) Specimen Common Stock Certificate of Registrant.
      5.1    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation.
     10.1(2) Form of Indemnification Agreement.
     10.2*   1991 Stock Option Plan and Form of Stock Option Agreement, as
              amended.
     10.3(2) Employee Stock Purchase Plan and Form of Subscription Agreement,
              as amended.
     10.4(2) Director Stock Option Plan.
     10.5(2) Amended and Restated Rights Agreement dated as of June 10, 1994 by and among the Registrant and certain investors.
     10.6(2) Watergate Office Lease between Watergate Tower Associates and the
              Registrant dated as of August 22, 1994, as amended by Amendment thereto dated April 1995.
     10.7(2) Business Loan Agreement between the Registrant and Silicon Valley
              Bank dated as of August 7, 1992, as amended by Loan Modification
              Agreement dated as of
              September 19, 1995.
     21.1*   Subsidiaries of the Registrant.
     23.1    Consent of Coopers & Lybrand L.L.P., Independent Auditors.
     23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional
              Corporation (included in
              Exhibit 5.1).
     24.1*   Power of Attorney (see page II-4).
     27.1*   Financial Data Schedule.

  (b) Financial Statement Schedule (see page S-2).

- --------

*Previously filed.
(1) Incorporated by reference to the Company's annual report on Form 10-K for the fiscal year ended March 31, 1996 (Commission File No. 0-26948).
(2) Incorporated by reference to the Company's Registration Statement on Form SB-2 (No. 33-97674-LA), declared effective on November 16, 1995.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of this prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

  (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF EMERYVILLE, STATE OF CALIFORNIA, ON NOVEMBER 7, 1996.

                                          Scopus Technology, Inc.

                                               /s/   Michele L. Axelson
                                          By: _________________________________
                                                     Michele L. Axelson
                                              Senior Vice President and Chief
                                                     Financial Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
        /s/   Ori Sasson*            Chairman, Chief Executive      November 7, 1996
- ------------------------------------  Officer (Principal
             Ori Sasson               Executive Officer) and
                                      Director


   /s/   Michele L. Axelson          Senior Vice President and      November 7, 1996
- ------------------------------------  Chief Financial Officer
         Michele L. Axelson           (Principal Financial and
                                      Accounting Officer)


    /s/   J. Michael Cline*          Director                       November 7, 1996
- ------------------------------------
          J. Michael Cline

 /s/   Christopher R. Gibbons*       Director                       November 7, 1996
- ------------------------------------
       Christopher R. Gibbons

    /s/   Ronald Abelmann*           Director                       November 7, 1996
- ------------------------------------
          Ronald Abelmann

     /s/   Max D. Hopper*            Director                       November 7, 1996
- ------------------------------------
           Max D. Hopper

*By: /s/ Michele L. Axelson
     -------------------------------
           Michele L. Axelson
            Attorney-in-fact
- ------------------------------------

                     REPORT OF INDEPENDENT ACCOUNTANTS ON

                         FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Shareholders of Scopus Technology, Inc.:

  In connection with our audits of the consolidated financial statements of Scopus Technology, Inc. and Subsidiaries as of March 31, 1995 and 1996, and for each of the three years in the period ended March 31, 1996, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16(b) herein.

  In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

Coopers & Lybrand L.L.P.
Oakland, California
April 30, 1996

                    SCOPUS TECHNOLOGY, INC. AND SUBSIDIARIES

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

Allowance for Doubtful Accounts (in thousands):

                                             ADDITIONS
                                         -----------------
                                BALANCE  CHARGED
                                  AT     TO COSTS CHARGED             BALANCE AT
                               BEGINNING   AND    TO OTHER              END OF
         DESCRIPTION           OF PERIOD EXPENSES ACCOUNTS DEDUCTIONS   PERIOD
         -----------           --------- -------- -------- ---------- ----------
Year Ended March 31, 1994.....     --      $196      --      $(46)       $150
Year Ended March 31, 1995.....   $150       551      --      (352)        349
Year Ended March 31, 1996.....    349     1,072      --      (756)        665

                                 EXHIBIT INDEX

                                                                SEQUENTIALLY
 EXHIBIT                                                          NUMBERED
 NUMBER                 DESCRIPTION OF DOCUMENT                     PAGE
 -------                -----------------------                 ------------
  5.1    Opinion of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation.
 23.1    Consent of Coopers & Lybrand L.L.P., Independent
          Auditors.
 23.2    Consent of Wilson Sonsini Goodrich & Rosati,
          Professional Corporation (included in Exhibit 5.1).